UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule
14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.  )

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12
Shift4 Payments, Inc.

(Name of Registrant as Specified in its Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
Payment of Filing Fee (Check all boxes that apply)

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Shift4 Payments, Inc.

NOTICE & PROXY STATEMENT

Annual Meeting of Stockholders

June 13, 2025

12:00 p.m. (Eastern Time)

3501 CORPORATE PARKWAY

CENTER VALLEY, PENNSYLVANIA 18034

April 30, 2025

To Our Stockholders:

You are cordially invited to attend the 2025 Annual Meeting of Stockholders (the “Annual Meeting”) of Shift4 Payments, Inc. at 12:00 p.m. Eastern Time, on Friday, June 13, 2025. The Annual Meeting will be a completely virtual meeting, which will be conducted via live webcast.

The Notice of Meeting and Proxy Statement on the following pages describe the matters to be presented at the Annual Meeting. Please see the section titled “Who can attend the Annual Meeting?” on page 4 of the proxy statement for more information about how to attend the Annual Meeting online.

Whether or not you attend the Annual Meeting online, it is important that your shares be represented and voted at the Annual Meeting. Therefore, I urge you to promptly vote and submit your proxy by phone, via the Internet, or, if you received paper copies of these materials, by signing, dating and returning the enclosed proxy card in the enclosed envelope, which requires no postage if mailed in the United States. If you have received our Notice of Internet Availability of Proxy Materials, then instructions regarding how you can vote are contained in that notice. If you have received a printed proxy card, then instructions regarding how you can vote are contained on the proxy card. If you decide to attend the Annual Meeting, you will be able to vote online, even if you have previously voted or submitted your proxy.

Thank you for your support.

Sincerely,

Jared Isaacman

Founder, Chief Executive Officer and Chairman of the Board of Directors

SHIFT4 PAYMENTS, INC.

3501 Corporate Parkway

Center Valley, Pennsylvania 18034

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD FRIDAY, JUNE 13, 2025

The 2025 Annual Meeting of Stockholders (the “Annual Meeting”) of Shift4 Payments, Inc., a Delaware corporation (the “Company”), will be held at 12:00 p.m. Eastern Time on Friday, June 13, 2025. The Annual Meeting will be a completely virtual meeting, which will be conducted via live webcast. You will be able to attend the Annual Meeting online and submit your questions during the Annual Meeting by visiting www.virtualshareholdermeeting.com/FOUR2025 and entering your 16-digit control number included in your Notice of Internet Availability of Proxy Materials, on your proxy card or on the instructions that accompanied your proxy materials. The Annual Meeting will be held for the following purposes:

•

To elect Christopher N. Cruz, Seth Dallaire, and Sarah Grover as Class II Directors to serve until the 2028 Annual Meeting of Stockholders, and until their respective successors shall have been duly elected and qualified;

•	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2025;

•	To approve, on an advisory (non-binding) basis, the compensation of our named executive officers; and

•	To transact such other business as may properly come before the Annual Meeting or any continuation, postponement or adjournment of the Annual Meeting.

Holders of record of our common stock as of the close of business on April 22, 2025 are entitled to notice of and to vote at the Annual Meeting or any continuation, postponement or adjournment of the Annual Meeting. A complete list of such stockholders will be open to the examination of any stockholder for a period of ten days prior to the Annual Meeting for a purpose germane to the Annual Meeting by sending an email to Jordan Frankel, Secretary, General Counsel and Executive Vice President, Legal, Risk and Compliance, at annualmeeting@shift4.com, stating the purpose of the request and providing proof of ownership of Company stock. The list of these stockholders will also be available during the Annual Meeting after entering the 16-digit control number included on your Notice of Internet Availability of Proxy Materials, on your proxy card or on the instructions that accompanied your proxy materials. The Annual Meeting may be continued or adjourned from time to time without notice other than by announcement at the Annual Meeting.

It is important that your shares be represented regardless of the number of shares you may hold. Whether or not you plan to attend the Annual Meeting online, we urge you to vote your shares via the toll-free telephone number or over the Internet, as described in the enclosed materials. If you received a copy of the proxy card by mail, you may sign, date and mail the proxy card in the enclosed return envelope. Promptly voting your shares will ensure the presence of a quorum at the Annual Meeting and will save us the expense of further solicitation. Submitting your proxy now will not prevent you from voting your shares at the Annual Meeting if you desire to do so, as your proxy is revocable at your option.

By Order of the Board of Directors

Jordan Frankel

Secretary, General Counsel and Executive Vice President, Legal, Risk and Compliance

Center Valley, Pennsylvania

April 30, 2025

i

CERTAIN DEFINITIONS

In connection with the closing of our initial public offering of Class A common stock on June 4, 2020 (the “IPO”), we effected certain organizational transactions which we refer to as the “Transactions.” As used in this proxy statement, unless otherwise indicated, references to:

•

“we,” “us,” “our,” the “Company,” “Shift4” and similar references refer to Shift4 Payments, Inc., and, unless otherwise stated, all of its subsidiaries, including Shift4 Payments, LLC and, unless otherwise stated, all of its subsidiaries.

•

“Blocker Companies” refers to certain direct and/or indirect owners of LLC Interests (as defined below) in Shift4 Payments, LLC, collectively, prior to the Transactions that are taxable as corporations for U.S. federal income tax purposes and each of which is an affiliate of Searchlight (as defined below).

•	“Blocker Shareholders” refers to the owners of Blocker Companies, collectively, prior to the Transactions.

•

“Continuing Equity Owners” refers collectively to Rook, Searchlight and certain affiliates of Searchlight, who may redeem at each of their options, in whole or in part from time to time, their LLC Interests for, at our election, cash or newly-issued shares of Shift4 Payments, Inc.’s Class A common stock.

•	“LLC Interests” refers to the common units of Shift4 Payments, LLC.

•	“Founder” refers to Jared Isaacman, our Founder, Chief Executive Officer, Chairman of the Board of Directors and the sole stockholder of Rook (as defined below).

•	“Rook” refers to Rook Holdings Inc., a Delaware corporation wholly owned by our Founder and for which our Founder is the sole stockholder.

•	“Searchlight” refers to Searchlight Capital Partners, L.P., a Delaware limited partnership, and certain of its affiliated funds.

•	“Shift4 Payments LLC Agreement” refers to Shift4 Payments, LLC’s amended and restated limited liability company agreement.

SHIFT4 PAYMENTS, INC.

3501 Corporate Parkway

Center Valley, Pennsylvania

PROXY STATEMENT

This proxy statement is furnished in connection with the solicitation by the Board of Directors of Shift4 Payments, Inc. of proxies to be voted at our 2025 Annual Meeting of Stockholders to be held on Friday, June 13, 2025 (the “Annual Meeting”), at 12:00 p.m. Eastern Time and at any continuation, postponement or adjournment of the Annual Meeting. The Annual Meeting will be a completely virtual meeting, which will be conducted via live webcast. You will be able to attend the Annual Meeting online and submit your questions during the Annual Meeting by visiting www.virtualshareholdermeeting.com/FOUR2025 and entering your 16-digit control number included in your Notice of Internet Availability of Proxy Materials, on your proxy card or on the instructions that accompanied your proxy materials.

Holders of record of shares of our Class A common stock, $0.0001 par value per share, Class B common stock, $0.0001 par value per share, and Class C common stock, $0.0001 par value per share (collectively, the “common stock”), as of the close of business on April 22, 2025 (the “Record Date”), will be entitled to notice of and to vote at the Annual Meeting and any continuation, postponement or adjournment of the Annual Meeting, and will vote together as a single class on all matters presented at the Annual Meeting. As of the Record Date, there were 67,471,184 shares of Class A common stock outstanding and entitled to vote at the Annual Meeting, 19,801,028 shares of Class B common stock outstanding and entitled to vote at the Annual Meeting and 1,347,373 shares of Class C common stock outstanding and entitled to vote at the Annual Meeting, representing 24.19%, 70.98% and 4.83% of the voting power of our common stock, respectively. Each share of Class A common stock is entitled to one vote per share, each share of Class B common stock is entitled to ten votes per share and each share of Class C common stock is entitled to ten votes per share on any matter presented to stockholders at the Annual Meeting.

This proxy statement and the Company’s Annual Report on Form 10-K for the year ended December 31, 2024 (the “2024 Form 10-K”) will be released on or about April 30, 2025 to our stockholders on the Record Date.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE STOCKHOLDER MEETING TO BE HELD ON FRIDAY, JUNE 13, 2025

This Proxy Statement and our 2024 Form 10-K are available at www.proxyvote.com

Proposals

At the Annual Meeting, our stockholders will be asked:

•

To elect Christopher N. Cruz, Seth Dallaire, and Sarah Grover as Class II Directors to serve until the 2028 annual meeting of stockholders, and until their respective successors shall have been duly elected and qualified;

•	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2025;

•	To approve, on an advisory (non-binding) basis, the compensation of our named executive officers; and

•	To transact such other business as may properly come before the Annual Meeting or any continuation, postponement or adjournment of the Annual Meeting.

We know of no other business that will be presented at the Annual Meeting. If any other matter properly comes before the stockholders for a vote at the Annual Meeting, however, the proxy holders named on the Company’s proxy card will vote your shares in accordance with their best judgment.

Recommendations of the Board

The Company’s Board of Directors (the “Board”) recommends that you vote your shares as indicated below. If you return a properly completed proxy card, or vote your shares by telephone or Internet, your shares of common stock will be voted on your behalf as you direct. If not otherwise specified, the shares of common stock represented by the proxies will be voted, and the Board recommends that you vote:

•	FOR the election of each of Christopher N. Cruz, Seth Dallaire, and Sarah Grover as Class II Directors;

•	FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2025; and

•	FOR the approval, on an advisory (non-binding) basis, of the compensation of our named executive officers.

If any other matter properly comes before the stockholders for a vote at the Annual Meeting, the proxy holders named on the Company’s proxy card will vote your shares in accordance with their best judgment.

Information About This Proxy Statement

Why you received this proxy statement. You are viewing or have received these proxy materials because Shift4’s Board is soliciting your proxy to vote your shares at the Annual Meeting. This proxy statement includes information that we are required to provide to you under the rules of the Securities and Exchange Commission (“SEC”) and that is designed to assist you in voting your shares.

Notice of Internet Availability of Proxy Materials. As permitted by SEC rules, Shift4 is making this proxy statement and its 2024 Form 10-K available to its stockholders electronically via the Internet. On or about April 30, 2025, we mailed or intend to mail to our stockholders a Notice of Internet Availability of Proxy Materials (the “Internet Notice”) containing instructions on how to access this proxy statement and our 2024 Form 10-K and vote online. If you received an Internet Notice by mail, you will not receive a printed copy of the proxy materials in the mail unless you specifically request them. Instead, the Internet Notice instructs you on how to access and review all of the important information contained in the proxy statement and 2024 Form 10-K. The Internet Notice also instructs you on how you may submit your proxy over the Internet. If you received an Internet Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials contained on the Internet Notice.

Printed Copies of Our Proxy Materials. If you received printed copies of our proxy materials, then instructions regarding how you can vote are contained on the proxy card included in the materials.

Householding. The SEC’s rules permit us and intermediaries (e.g., brokers, banks and other agents) to deliver a single set of proxy materials to one address shared by two or more of our stockholders. This delivery method is referred to as “householding” and can result in significant cost savings. To take advantage of this opportunity, we and a number of intermediaries with account holders who are our stockholders have delivered only one set of proxy materials to multiple stockholders who share an address, unless we received contrary instructions from the impacted stockholders prior to the mailing date. A proxy card or voting instruction form will be delivered for each of the stockholders sharing an address. We agree to deliver promptly, upon written or oral request, a separate copy of the proxy materials, as requested, to any stockholder at the shared address to which a single copy of those documents was delivered. If you prefer to receive separate copies of the proxy materials, contact Broadridge Financial Solutions, Inc. at 1-866-540-7095 or in writing at Broadridge Financial Solutions, Inc., Householding Department, 51 Mercedes Way, Edgewood, New York 11717.

If you are currently a stockholder sharing an address with another stockholder and wish to receive only one copy of future proxy materials for your household, please contact Broadridge at the above phone number or address.

QUESTIONS AND ANSWERS ABOUT THE 2025 ANNUAL MEETING OF STOCKHOLDERS

Who is entitled to vote at the Annual Meeting?

The Record Date for the Annual Meeting is April 22, 2025. You are entitled to vote at the Annual Meeting only if you were a stockholder of record at the close of business on that date, or if you hold a valid proxy for the Annual Meeting. Each outstanding share of our Class A common stock is entitled to one vote per share, each outstanding share of our Class B common stock is entitled to ten votes per share, and each outstanding share of our Class C common stock is entitled to ten votes per share for all matters before the Annual Meeting. At the close of business on the Record Date, there were 67,471,184, 19,801,028, and 1,347,373 shares of our Class A common stock, our Class B common stock and our Class C common stock, respectively, outstanding and entitled to vote at the Annual Meeting, representing 24.19%, 70.98%, and 4.83% of the voting power of our common stock, respectively. Holders of our common stock vote together as a single class on any matter that is submitted to a vote of our stockholders, unless otherwise required by our Amended and Restated Certificate of Incorporation.

What is the difference between being a “record holder” and holding shares in “street name”?

A record holder holds shares in his or her name. Shares held in “street name” means shares that are held in the name of a bank, broker, or other agent on a person’s behalf.

Am I entitled to vote if my shares are held in “street name”?

Yes. If your shares are held by a bank, broker, or other agent, you are considered the “beneficial owner” of those shares held in “street name.” If your shares are held in street name, these proxy materials are being provided to you by your bank, broker, or other agent, along with a voting instruction card if you received printed copies of our proxy materials. As the beneficial owner, you have the right to direct your bank, broker, or other agent how to vote your shares, and the bank, broker, or other agent is required to vote your shares in accordance with your instructions. If your shares are held in “street name” and you would like to vote your shares online during the Annual Meeting, you should contact your bank or broker to obtain your 16-digit control number or otherwise vote through the bank or broker.

How many shares must be present to hold the Annual Meeting?

A quorum must be present at the Annual Meeting for any business to be conducted. The presence at the Annual Meeting online or by proxy, of the holders of a majority in voting power of the common stock issued and outstanding and entitled to vote on the Record Date will constitute a quorum.

Who can attend the Annual Meeting?

Shift4 has decided to hold the Annual Meeting entirely online this year. You may attend and participate in the Annual Meeting by visiting the following website: www.virtualshareholdermeeting.com/FOUR2025. To attend and participate in the Annual Meeting, you will need the 16-digit control number included in your Internet Notice, on your proxy card, or on the instructions that accompanied your proxy materials. If your shares are held in “street name,” you should contact your bank or broker to obtain your 16-digit control number or otherwise vote through the bank or broker. If you lose your 16-digit control number, you may join the Annual Meeting as a “Guest” but you will not be able to vote, ask questions, or access the list of stockholders as of the Record Date. The Annual Meeting webcast will begin promptly at 12:00 p.m. Eastern Time. We encourage you to access the Annual Meeting prior to the start time. Online check-in will begin at 11:45 a.m. , Eastern Time, and you should allow ample time for the check-in procedures.

What if a quorum is not present at the Annual Meeting?

If a quorum is not present at the scheduled time of the Annual Meeting, the Chairperson of the Annual Meeting is authorized by our Amended and Restated Bylaws to adjourn the Annual Meeting, without the vote of stockholders.

What does it mean if I receive more than one Internet Notice or more than one set of proxy materials?

It means that your shares are held in more than one account at the transfer agent and/or with banks or brokers. Please vote all of your shares. To ensure that all of your shares are voted, for each Internet Notice or set of proxy materials, please submit your proxy by phone, via the Internet, or, if you received printed copies of the proxy materials, by signing, dating and returning the enclosed proxy card in the enclosed envelope.

How do I vote?

Stockholders of Record.

If you are a stockholder of record, you may vote:

•	by Internet before the Annual Meeting—You can vote over the Internet at www.proxyvote.com by following the instructions on the Internet Notice or proxy card;

•	by Telephone before the Annual Meeting—You can vote by telephone by calling 1-800-690-6903 and following the instructions on the proxy card;

•	by Mail before the Annual Meeting—You can vote by mail by signing, dating and mailing the proxy card, which you may have received by mail; or

•

by Internet during the Annual Meeting—If you attend the Annual Meeting online, you will need the 16-digit control number included in your Internet Notice, on your proxy card, or on the instructions that accompanied your proxy materials to vote electronically during the Annual Meeting.

Internet and telephone voting facilities for stockholders of record will be available 24 hours a day and will close at 11:59 p.m., Eastern Time, on June 12, 2025. To participate in the Annual Meeting, including to vote via the Internet during the Annual Meeting, you will need the 16-digit control number included on your Internet Notice, on your proxy card, or on the instructions that accompanied your proxy materials.

Whether or not you expect to attend the Annual Meeting online, we urge you to vote your shares as promptly as possible to ensure your representation and the presence of a quorum at the Annual Meeting. If you submit your proxy, you may still decide to attend the Annual Meeting and vote your shares electronically.

Beneficial Owners of Shares Held in “Street Name.” If your shares are held in “street name” through a bank, broker, or other agent, you will receive instructions on how to vote from the bank, broker, or other agent. You must follow their instructions in order for your shares to be voted. Internet and telephone voting also may be offered to stockholders owning shares through certain banks, brokers, or other agents. If your shares are not registered in your own name (i.e., you are not a stockholder of record) and you would like to vote your shares online at the Annual Meeting, you should contact your bank, broker, or other agent to obtain your 16-digit control number or otherwise vote through the bank, broker, or other agent. If you lose your 16-digit control number, you may join the Annual Meeting as a “Guest” but you will not be able to vote, ask questions, or access the list of stockholders as of the Record Date. You will need to obtain your own Internet access if you choose to attend the Annual Meeting and/or vote over the Internet.

Can I change my vote after I submit my proxy?

Yes.

If you are a registered stockholder or a stockholder of record, you may revoke your proxy and change your vote:

•	before the Annual Meeting, by submitting a duly executed proxy bearing a later date;

•	before the Annual Meeting, by granting a subsequent proxy through the Internet at www.proxyvote.com or telephone by calling 1-800-690-6903;

•

before the Annual Meeting, by giving timely written notice of revocation to the Secretary of Shift4, either by writing to our offices at 3501 Corporate Parkway, Center Valley, Pennsylvania 18034 or writing to annualmeeting@shift4.com; or

•	during the Annual Meeting, by voting by Internet.

In order to revoke your proxy, you must do so using one of the methods listed above. Your most recent proxy card or Internet or telephone proxy is the one that is counted. Your attendance at the Annual Meeting by itself will not revoke your proxy.

If you are a beneficial holder of shares or if your shares are held in street name, you may change or revoke your voting instructions by following the specific directions provided to you by your bank, broker or other agent, or you may vote online at the Annual Meeting using your 16-digit control number or otherwise voting through your bank, broker or other agent.

Who will count the votes?

A representative of Broadridge Financial Solutions, Inc., our inspector of election, will tabulate and certify the votes.

What if I do not specify how my shares are to be voted?

If you submit a proxy but do not indicate any voting instructions, the persons named as proxies on the Company’s proxy card will vote in accordance with the recommendations of the Board. The Board’s recommendations are indicated on page 3 of this proxy statement, as well as with the description of each proposal in this proxy statement.

Will any other business be conducted at the Annual Meeting?

We know of no other business that will be presented at the Annual Meeting. If any other matter properly comes before the stockholders for a vote at the Annual Meeting, however, the proxy holders named on the Company’s proxy card will vote your shares in accordance with their best judgment.

Why hold a virtual meeting?

We believe that hosting a virtual meeting this year is in the best interest of the Company and its stockholders. A virtual meeting enables increased stockholder attendance and participation because stockholders can participate from any location around the world. A virtual meeting can also provide cost savings for our stockholders and us and is also environmentally friendly and sustainable over the long term. You will be able to attend the Annual Meeting online and submit your questions by visiting www.virtualshareholdermeeting.com/FOUR2025. You also will be able to vote your shares electronically at the Annual Meeting by following the instructions above.

What if during the check-in time or during the Annual Meeting I have technical difficulties or trouble accessing the virtual meeting website?

We will have technicians ready to assist you with any technical difficulties you may have accessing the Annual Meeting website. If you encounter any difficulties checking in to or during the Annual Meeting, please call the technical support number that will be posted on the Annual Meeting platform login page.

Will there be a question and answer session during the Annual Meeting?

As part of the Annual Meeting, we will hold a Q&A session, during which we intend to answer appropriate questions submitted by stockholders during the Annual Meeting that are pertinent to the Company and the Annual Meeting matters. The Company will endeavor to answer as many questions submitted online during the Annual Meeting by stockholders as time permits. Only stockholders that have accessed the Annual Meeting as a stockholder (rather than a “Guest”) by following the procedures outlined above in “Who can attend the Annual Meeting?” will be permitted to submit questions during the Annual Meeting. Each stockholder is limited to no more than two questions. Questions should be succinct and only cover a single topic. We will not address questions that are, among other things:

•	irrelevant to the business of the Company or to the business of the Annual Meeting;

•	related to material nonpublic information of the Company, including the status or results of our business since our last Quarterly Report on Form 10-Q;

•	related to any pending, threatened or ongoing litigation;

•	related to personal grievances;

•	derogatory references to individuals or that are otherwise in bad taste;

•	substantially repetitious of questions already made by another stockholder;

•	in excess of the two question limit;

•	in furtherance of the stockholder’s personal or business interests; or

•	out of order or not otherwise suitable for the conduct of the Annual Meeting as determined by the Chairperson or Secretary in their reasonable judgment.

Additional information regarding the Q&A session will be available in the “Rules of Conduct” available on the Annual Meeting webpage for stockholders that have accessed the Annual Meeting as a stockholder (rather than a “Guest”) by following the procedures outlined above in “Who can attend the Annual Meeting?”.

How many votes are required for the approval of the proposals to be voted upon and how will abstentions and broker non-votes be treated?

Proposal	Votes Required	Effect of Votes Withheld / Abstentions and Broker Non-Votes
Proposal 1: Election of Directors	The plurality of the votes cast. This means that the three nominees receiving the highest number of affirmative “FOR” votes will be elected as Class II Directors.	Votes withheld and broker non-votes will have no effect.

Proposal 2: Ratification of Appointment of Independent Registered Public Accounting Firm	The affirmative vote of the holders of a majority of the votes cast.	Abstentions will have no effect. We do not expect any broker non-votes on this proposal.

Proposal 3: Approval, on an Advisory (Non-Binding) Basis, the Compensation of Our Named Executive Officers	The affirmative vote of the holders of a majority of the votes cast.	Abstentions and broker non-votes will have no effect.

What is a “vote withheld” and an “abstention” and how will votes withheld and abstentions be treated?

A “vote withheld,” in the case of the proposal regarding the election of directors, or an “abstention,” in the case of the other proposals to be considered at the Annual Meeting, represents a stockholder’s affirmative choice to decline to vote on a proposal. Votes withheld and abstentions are counted as present and entitled to vote for purposes of determining a quorum. Votes withheld have no effect on the election of directors and abstentions will have no effect on the other proposals to be considered at the Annual Meeting.

What are broker non-votes and do they count for determining a quorum?

Generally, broker non-votes occur when shares held by a broker or other agent in “street name” for a beneficial owner are not voted with respect to a particular proposal because the broker or other agent (1) has not received voting instructions from the beneficial owner and (2) lacks discretionary voting power to vote those shares. A broker or other agent is entitled to vote shares held for a beneficial owner on routine matters, such as the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm, without instructions from the beneficial owner of those shares. On the other hand, absent instructions from the beneficial owner of such shares, a broker or other agent is not entitled to vote shares held for a beneficial owner on non-routine matters, such as the election of directors and the approval on an advisory (non-binding) basis of the compensation of our named executive officers. Those items for which your broker cannot vote result in broker non-votes if you do not provide your broker with voting instructions on such items. Broker non-votes count for purposes of determining whether a quorum is present.

Where can I find the voting results of the Annual Meeting?

We plan to announce preliminary voting results at the Annual Meeting and we will report the final results in a Current Report on Form 8-K, which we intend to file with the SEC after the Annual Meeting.

PROPOSALS TO BE VOTED ON

Proposal 1: Election of Directors

We currently have eight directors on our Board. At the Annual Meeting, three Class II Directors, Christopher N. Cruz, Seth Dallaire, and Sarah Grover, are to be elected to hold office until the annual meeting of stockholders to be held in 2028 and until each such director’s respective successor is duly elected and qualified or until each such director’s earlier death, resignation or removal.

This proposal regarding the election of directors requires the approval of a plurality of the votes cast. This means that the three nominees receiving the highest number of affirmative “FOR” votes will be elected as Class II Directors. Votes withheld and broker non-votes are not considered to be votes cast and, accordingly, will have no effect on the outcome of the vote on this proposal.

As set forth in our Amended and Restated Certificate of Incorporation, the Board is currently divided into three classes with staggered, three-year terms. At each annual meeting of stockholders, the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting following election. The current class structure is as follows: Class I, whose current term will expire at the 2027 annual meeting of stockholders (the “2027 Annual Meeting”) and whose subsequent term, if re-elected, will expire at the 2030 annual meeting of stockholders; Class II, whose current term will expire at the upcoming Annual Meeting and whose subsequent term, if re-elected, will expire at the 2028 annual meeting of stockholders; and Class III, whose current term will expire at the 2026 annual meeting of stockholders (the “2026 Annual Meeting”) and whose subsequent term, if re-elected, will expire at the 2029 annual meeting of stockholders. The current Class I Directors are Karen Roter Davis and Jared Isaacman; the current Class II Directors are Christopher N. Cruz, Seth Dallaire, and Sarah Grover; and the current Class III Directors are Sam Bakhshandehpour, Jonathan Halkyard and Donald Isaacman.

Our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws provide that the authorized number of directors may be changed from time to time by the Board (provided that such number shall not be less than the aggregate number of directors that the parties to the Stockholders Agreement (as defined herein) are entitled to designate from time to time). Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one third of the directors. The division of our Board into three classes with staggered three-year terms may delay or prevent a change of our management or a change in control of our Company. Our directors may be removed only for cause by the affirmative vote of the holders of at least two thirds of our outstanding voting stock entitled to vote in the election of directors.

If you submit a proxy but do not indicate any voting instructions, the persons named as proxies will vote the shares of common stock represented thereby for the election as a Class II Director of the person whose name and biography appears below. In the event that any of Christopher N. Cruz, Seth Dallaire, and Sarah Grover should become unable to serve, or for good cause will not serve as a director, it is intended that votes will be cast for a substitute nominee designated by the Board or the Board may elect to reduce its size. The Board has no reason to believe that any of Christopher N. Cruz, Seith Dallaire, or Sarah Grover will be unable to serve if elected. Each of Christopher N. Cruz, Seth Dallaire, and Sarah Grover has consented to being named in this proxy statement and to serve if elected.

In connection with the IPO of our Class A common stock in June 2020, we entered into a Stockholders Agreement with Searchlight and Rook (as amended from time to time, the “Stockholders Agreement”). As of April 22, 2025, Rook beneficially owned 24.7% of our Class A common stock (including (i) LLC Interests redeemable or exchangeable by Rook for shares of Class A common stock pursuant to the Shift4 Payments LLC Agreement and (ii) any shares of Class C common stock beneficially owned by Rook) and is currently entitled to designate one nominee for election to our Board. Rook has previously designated Mr. J. Isaacman (by virtue of his role as Chief Executive Officer), a current Class I director and Mr. D. Isaacman, a current Class III director, as its nominees to the Board. For more information, see “Corporate Governance-Stockholders Agreement.”

Vote Required

The proposal regarding the election of directors requires the approval of a plurality of the votes cast. This means that the three nominees receiving the highest number of affirmative “FOR” votes will be elected as Class II Directors.

Votes withheld and broker non-votes are not considered to be votes cast and, accordingly, will have no effect on the outcome of the vote on this proposal.

Recommendation of the Board

The Board unanimously recommends a vote FOR the election of each of the below Class II Director nominees.

Nominees for Class II Director (upon election at the upcoming Annual Meeting, terms to expire at the 2028 annual meeting of stockholders)

The current members of the Board who are also nominees for election to the Board as Class II Directors are as follows:

Name	Age	Position with Shift4
Christopher N. Cruz	41	Director
Seth Dallaire	54	Director
Sarah Grover	60	Director

The principal occupations and business experience, for at least the past five years, of each Class II Director nominee for election at the upcoming Annual Meeting are as follows:

Christopher N. Cruz

Christopher N. Cruz has served as a member of the Board of Directors of Shift4 Payments, Inc. since its formation. Mr. Cruz is a Partner at Searchlight Capital Partners L.P., a global alternative investment management firm, which he joined in 2011. From 2008 to 2010, Mr. Cruz served on the investment team at Oaktree Capital Management, a global alternative investment management firm. Prior to that, Mr. Cruz was in the leveraged finance and restructuring group at UBS Investment Bank, from 2006 to 2008. Mr. Cruz also serves on the board of Neon Aggregator LP (parent of Ouro Global, Inc.) as of August 2022. Mr. Cruz previously served on the boards of Sightline Payments from December 2020 to February 2025, Flowbird Group from February 2022 to January 2025, and M&M Food Market from July 2014 to February 2022. He holds a Bachelor of Arts in Honors Business Administration from the Richard Ivey School of Business at the University of Western Ontario. We believe Mr. Cruz is qualified to serve on our Board of Directors due to his extensive experience in finance and capital markets and his knowledge of our business in particular, gained through his prior services as a member of Shift4 Payment, LLC’s board of managers.

Seth Dallaire

Seth Dallaire has served as a member of the Board of Directors of Shift4 Payments, Inc. since February 2025. Mr. Dallaire is Walmart’s executive vice president and chief growth officer. From October 2021 to October 2024, Mr. Dallaire served as executive vice president and chief revenue officer of Walmart U.S. Prior to joining Walmart, Mr. Dallaire served as Instacart’s chief revenue officer from October 2019 to October 2021. Prior to Instacart, Mr. Dallaire held leadership roles at Amazon until October 2019, including vice president of global advertising sales and marketing from 2012 to 2019. Before Amazon, Mr. Dallaire led sales teams for Yahoo! and Microsoft. Mr. Dallaire received his Bachelor of Arts from Vassar College and Master of Business Administration from New York University. We believe Mr. Dallaire is qualified to serve on our Board of Directors due to his extensive experience in leadership positions and insight acquired from working in global corporations.

Sarah Grover

Sarah Grover has served as a member of the Board of Directors of Shift4 Payments, Inc. since June 2020 and from April 2021 to May 2021 served as our Interim Chief Marketing Officer. Ms. Grover is Principal of Sarah Grover, Inc., a strategic advisory firm focused on growth and transformation within the global hospitality industry. She brings more than 25 years of executive experience leading brand, marketing, and operational strategy for high-growth consumer and global restaurant companies. Ms. Grover spent the majority of her career at California Pizza Kitchen, where she held a series of senior leadership roles, including Executive Vice President and Chief Brand & Concept Officer. During her tenure, she played a key role in scaling the business from a regional 10-unit concept to a $600 million global brand, successfully navigating multiple private equity and public company transitions. Recognized as a thought leader in brand strategy and customer engagement, Ms. Grover was named to Advertising Age’s Marketing 50 and was recognized in 2020 as one of the Top 25 Executives in Casual Dining. She currently serves on the boards of ChowNow, Black Rock Coffee Bar, the UCLA Annual Restaurant Conference, and the non-profit Support + Feed. She holds a Bachelor of Arts in Communications from DePauw University. We believe Ms. Grover is qualified to serve on our Board of Directors due to her experience and insight acquired from leading companies in the restaurant and consumer industries.

Continuing Members of the Board

Class I Directors (terms to expire at the 2027 Annual Meeting)

The current members of the Board who are Class I Directors are as follows:

Name	Age	Position with Shift4
Karen Roter Davis	53	Director
Jared Isaacman	42	Founder, Chief Executive Officer and Chairman of the Board

The principal occupations and business experience, for at least the past five years, of each Class I Director are as follows:

Karen Roter Davis

Karen Roter Davis has served as a member of the Board of Directors of Shift4 Payments, Inc. since August 2021. Ms. Davis is a Managing Partner at Entrada Ventures, a venture capital firm investing in high growth enterprise and industrial technology companies. Ms. Davis spent over a decade in senior leadership at Alphabet from 2003 to 2008 and from 2016 to 2022, overseeing Google’s internal operations for its groundbreaking IPO and driving growth of some of the company’s most successful new businesses, most recently as a Director at X (formerly Google X). In addition to her Entrada-related boards, she serves on the board of 360Learning S.A., where she is a member of the audit and M&A and finance committees, and she previously served on the board of Innovyze, acquired by Autodesk, where she was chair of the audit committee and member of the compensation committee. Ms. Davis earned her MBA from Kellogg School of Management at Northwestern University, her Juris Doctor from Northwestern University School of Law, and her Bachelor of Arts from Princeton University’s School of Public & International Affairs. Ms. Davis is certified in Cybersecurity Oversight by Carnegie Mellon’s Software Engineering Institute and the National Association of Corporate Directors. We believe Ms. Davis is qualified to serve on our Board of Directors due to her two decades of experience in the technology industry and her various senior leadership and advisory roles spanning startups to global corporations.

Jared Isaacman

Jared Isaacman has served as Shift4 Payments, Inc.’s Chief Executive Officer and the Chairman of the Board of Directors since its formation, and is the Founder of Shift4 Payments, LLC, as well as serving as the Chief Executive Officer and Chairman of Shift4 Payments, LLC’s board of managers from 1999 until 2020. Mr. J. Isaacman previously served as the Chairman of Shift4 Payments, LLC’s board of managers from 1999 until 2020. Mr. J. Isaacman is also the founder of Draken International, a provider of contract air services.

Mr. Isaacman was the commander of Inspiration4, a private spaceflight using SpaceX’s Crew Dragon Resilience, which launched from the Kennedy Space Center in Florida on September 16, 2021. Mr. Isaacman is also expected to command the planned Polaris Dawn mission, a planned private human spaceflight mission, operated by SpaceX, which is currently scheduled to launch no earlier than the summer of 2024. Mr. J. Isaacman was the Ernst & Young “Entrepreneur of the Year” for 2021. From 2006 to 2008, Mr. J. Isaacman was named as a finalist for the Ernst & Young “Entrepreneur of the Year” award, was the youngest person to ever be named to the list of “Industry Leaders” by The Green Sheet, a leading publication in the credit card industry, and has been recognized as one of “America’s Best Entrepreneurs” by BusinessWeek magazine and “30 Entrepreneurs Under 30” by Inc. Magazine. He holds a Bachelor’s degree from Embry-Riddle Aeronautical University. We believe Mr. J. Isaacman is qualified to serve on our Board of Directors due to his extensive experience in executive leadership positions in the payment processing industry and his knowledge of our business in particular, gained through his services as our Founder and Chief Executive Officer.

In December 2024, President Donald Trump nominated Mr. Isaacman to be the next administrator of the National Aeronautics and Space Administration (“NASA”). Mr. Isaacman has announced his intention to remain as the Company’s Chief Executive Officer and Chairman of the Board subject to the ratification and confirmation of his nomination by the United States Senate, and to retain the majority of his equity interest while reducing his voting power. As a result, Mr. Isaacman intends to continue to serve as the Chief Executive Officer and Chairman of the Board during the confirmation process.

Class III Directors (terms to expire at the 2026 annual meeting of stockholders)

The current members of the Board who are Class III Directors are as follows:

Name	Age	Position with Shift4
Sam Bakhshandehpour	49	Director
Jonathan Halkyard	60	Director
Donald Isaacman	78	Director

The principal occupations and business experience, for at least the past five years, of each Class III Director are as follows:

Sam Bakhshandehpour

Sam Bakhshandehpour has served as a member of the Board of Directors of Shift4 Payments, Inc. since October 2022. Since 2020, Mr. Bakhshandehpour has served as the CEO and board member of José Andrés Group (f/k/a ThinkFoodGroup). Over the past decade, Mr. Bakhshandehpour has served José Andrés Group as an operating partner, advisor and investor. In his current capacity, Mr. Bakhshandehpour leads the execution of company strategy globally, across the restaurant, brand, hotel and media divisions. Since 2015, Mr. Bakhshandehpour has also been the CEO & Managing Partner of Silverstone, a vertically integrated hospitality and lifestyle investment firm. From 2012 to 2015, Mr. Bakhshandehpour served as President, CEO and Board Member of SBE Entertainment, a Colony Capital portfolio company, where he was responsible for SBE Entertainment’s global operations across the hotel, restaurant and entertainment divisions. Since October 2023, Mr. Bakhshandehpour has served as a member on the advisory board of Fiserv, Inc., a financial services company. Mr. Bakhshandehpour currently serves on the Restaurant Advisory Board for Bilt Technologies, Inc. and is a member of Boutique & Luxury Loding Association (BLLA)’s 2025 Advisory Board and Food & Beverage Committee. From 2014 to September 2021, Mr. Bakhshandehpour served as a member of the board of directors of the New Home Company, a homebuilder focused on the design, construction and sale of homes in major metropolitan areas. Mr. Bakhshandehpour holds a Bachelor of Science degree in Business Administration from Georgetown University’s McDonough School of Business. We believe Mr. Bakhshandehpour is qualified to serve on our Board of Directors due to his experience in leading companies in the finance and hospitality industries and his knowledge of the board and corporate governance practices of other organizations.

Jonathan Halkyard

Jonathan Halkyard has served as a member of the Board of Directors of Shift4 Payments, Inc. since June 2020. Mr. Halkyard has served as the Chief Financial Officer of MGM Resorts International since January 2021. From September 2013 to November 2019, Mr. Halkyard held various senior management positions at Extended Stay America, Inc., an integrated hotel owner and operator, including Chief Executive Officer, Chief Financial Officer and Chief Operating Officer. Mr. Halkyard has also served as a member of the board of directors of Dave & Buster’s Entertainment, Inc., a restaurant and entertainment business, since September 2011 until June 2021, including as the chair of its nominating and governance committee and member of its finance committee since June 2016, and as a member of its audit committee since September 2013. Mr. Halkyard has also served as a member of the board of directors of MGM China Holdings Limited, an investment holding company principally engaged in the development and operation of casino games of chance in Macau, since June 2021. He previously served on the boards of directors of Extended Stay America, Inc., an operator of an economy apartment hotel chain, and ESH Hospitality, Inc., a real estate investment trust and the owner of the hotels, from January 2018 to November 2019.

He holds a Bachelor of Arts in Economics from Colgate University and a Master’s in Business Administration from Harvard Business School. We believe Mr. Halkyard is qualified to serve on our Board of Directors due to his experience in leading companies in the finance and hospitality industries and his knowledge of the board and corporate governance practices of other organizations.

Donald Isaacman

Donald Isaacman has served as a member of the Board of Directors of Shift4 Payments, Inc. since its formation, and has served as the President of Shift4 Payments, LLC since its founding in 1999. Mr. D. Isaacman also previously served as a member on the board of managers of Shift4 Payments, LLC from 1999 until 2020. From February 1971 to September 2000, Mr. D. Isaacman also served as the Vice President of Supreme Security Systems, Inc., a home alarm and business security system company. He holds a Bachelor of Science in Marketing and Sales from Monmouth University. We believe Mr. D. Isaacman is qualified to serve on our Board of Directors due to his senior management experience and his knowledge of our business, in particular gained through his services as our President.

Proposal 2: Ratification of Appointment of Independent Registered Public Accounting Firm

Our Audit Committee has appointed PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2025. Our Board has directed that this appointment be submitted to our stockholders for ratification at the Annual Meeting. Although ratification of our appointment of PricewaterhouseCoopers LLP is not required, we value the opinions of our stockholders and believe that stockholder ratification of our appointment is a good corporate governance practice.

PricewaterhouseCoopers LLP also served as our independent registered public accounting firm for the fiscal year ended December 31, 2024. Neither PricewaterhouseCoopers LLP nor any of its members has any direct or indirect financial interest in or any connection with us in any capacity other than as our auditors, providing audit and non-audit related services. A representative of PricewaterhouseCoopers LLP is expected to attend the Annual Meeting and to have an opportunity to make a statement and be available to respond to appropriate questions from stockholders.

In the event that the appointment of PricewaterhouseCoopers LLP is not ratified by the stockholders, the Audit Committee will consider this fact when it appoints the independent auditors for the fiscal year ending December 31, 2026. Even if the appointment of PricewaterhouseCoopers LLP is ratified, the Audit Committee retains the discretion to appoint a different independent auditor at any time if it determines that such a change is in the interest of the Company.

Vote Required

This proposal requires the affirmative vote of the holders of a majority of the votes cast. Abstentions are not considered to be votes cast and, accordingly, will have no effect on the outcome of the vote on this proposal. Because brokers have discretionary authority to vote on the ratification of the appointment of PricewaterhouseCoopers LLP, we do not expect any broker non-votes in connection with this proposal.

Recommendation of the Board

The Board unanimously recommends a vote FOR the Ratification of the Appointment of PricewaterhouseCoopers LLP as our Independent Registered Public Accounting Firm for the fiscal year ending December 31, 2025.

Proposal 3: Approval, on an Advisory (Non-Binding) Basis, of the Compensation of Our Named Executive Officers

In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and Rule 14a-21 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Company requests that our stockholders cast a non-binding, advisory vote to approve the compensation of our named executive officers identified in the section titled “Executive Compensation” in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement.

Accordingly, we ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s stockholders approve, by a non-binding advisory vote, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2025 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation tables and narrative discussion.”

We believe that our compensation programs and policies for the year ended December 31, 2024 were an effective incentive for the achievement of our goals, aligned with stockholders’ interest and were worthy of stockholder support. Additional details concerning how we structure our compensation programs to meet the objectives of our compensation program are provided in the section titled “Executive Compensation” set forth below in this proxy statement. In particular, we discuss how we design performance-based compensation programs and set compensation targets and other objectives to maintain a close correlation between Company and individual achievement.

This vote is merely advisory and will not be binding upon us, our Board or the Board’s Compensation Committee, nor will it create or imply any change in the duties of us, our Board or the Board’s Compensation Committee. The Board’s Compensation Committee will, however, take into account the outcome of the vote when considering future executive compensation decisions. The Board values constructive dialogue on executive compensation and other significant governance topics with our stockholders and encourages all stockholders to vote their shares on this important matter.

At our annual meeting of stockholders held in 2022, our stockholders recommended, on an advisory basis, that the stockholder vote on the compensation of our named executive officers occur every year. In light of the foregoing recommendation, our Board determined to hold a “say-on-pay” advisory vote every year. An annual advisory vote on executive compensation is consistent with our policy of seeking regular dialogue with our stockholders on corporate governance matters and our executive compensation philosophy, policies and practices. We understand that our stockholders may have different views as to what is the best approach for the

Company, and we look forward to hearing from our stockholders on this proposal. Accordingly, our next advisory say-on-pay vote (following the non-binding advisory vote at this Annual Meeting) is expected to occur at the 2026 annual meeting of stockholders.

Vote Required

The approval, on an advisory (non-binding) basis, of the compensation of our named executive officers will require the affirmative vote of the holders of the majority of the votes cast at the Annual Meeting. Abstentions and broker non-votes are not considered to be votes cast and, accordingly, will have no effect on the outcome of the vote on this proposal.

Recommendation of the Board

The Board unanimously recommends a vote “FOR” the approval, on an advisory (non-binding) basis, of the compensation of our named executive officers.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee has reviewed the audited consolidated financial statements of Shift4 Payments, Inc. (the “Company”) for the fiscal year ended December 31, 2024 and has discussed these financial statements with management and the Company’s independent registered public accounting firm. The Audit Committee has also received from, and discussed with, the Company’s independent registered public accounting firm the matters that they are required to provide to the Audit Committee, including the matters required to be discussed by the Public Company Accounting Oversight Board (“PCAOB”) and the SEC.

The Company’s independent registered public accounting firm also provided the Audit Committee with a formal written statement pursuant to PCAOB requirements, including the disclosures regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence. In addition, the Audit Committee discussed with the independent registered public accounting firm its independence from the Company.

Based on its discussions with management and the independent registered public accounting firm, and its review of the representations and information provided by management and the independent registered public accounting firm, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024.

Jonathan Halkyard (Chair)

Sam Bakhshandehpour

Christopher Cruz

Karen Roter Davis

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES AND OTHER MATTERS

The following table summarizes the fees of PricewaterhouseCoopers LLP, our independent registered public accounting firm, billed to us for each of the last two fiscal years for audit services and billed to us in each of the last two fiscal years for other services:

Fee Category ($ in thousands)	2024	2023
Audit Fees	$4,510	$3,839
Tax Fees	2,998	1,636
All Other Fees	2	2

Total Fees	$7,510	$5,477

Audit Fees

Audit fees in 2024 and 2023 consisted of professional services rendered in connection with the audit of our annual consolidated financial statements and the review of our interim quarterly condensed consolidated financial statements. Additionally, audit fees included assurance and associated services related to debt and equity offerings, as well as various consultation matters. Audit fees in 2024 also included $515,000 in fees for statutory audits and $350,000 incremental annual audit fees as a result of the Finaro, Revel and Vectron acquisitions. Audit fees in 2023 also included $515,000 in fees for statutory audits and $500,000 incremental annual audit fees as a result of the Finaro acquisition.

Tax Fees

Tax fees in 2024 and 2023 consisted of fees for professional services related to tax compliance, tax advice and tax planning, including consultation on tax matters and assistance regarding federal, state and local tax compliance.

All Other Fees

All other fees in 2024 and 2023 consisted of licensing fees for an accounting research platform and for the use of disclosure checklist software.

Audit Committee Pre-Approval Policy and Procedures

The Audit Committee has adopted a policy (the “Pre-Approval Policy”) that sets forth the procedures and conditions pursuant to which audit and non-audit services proposed to be performed by the independent auditor may be pre-approved. The Pre-Approval Policy generally provides that we will not engage PricewaterhouseCoopers LLP to render any audit, audit-related, tax or permissible non-audit service unless the service is either (i) explicitly approved by the Audit Committee (“specific pre-approval”) or (ii) entered into pursuant to the pre-approval policies and procedures described in the Pre-Approval Policy (“general pre-approval”). Unless a type of service to be provided by PricewaterhouseCoopers LLP has received general pre-approval under the Pre-Approval Policy, it requires specific pre-approval by the Audit Committee or by a designated member of the Audit Committee to whom the Committee has delegated the authority to grant pre-approvals. Any proposed services exceeding pre-approved cost levels or budgeted amounts will also require specific pre-approval. For both types of pre-approval, the Audit Committee will consider whether such services are consistent with the SEC’s rules on auditor independence. The Audit Committee will also consider whether the independent auditor is best positioned to provide the most effective and efficient service, for reasons such as its familiarity with the Company’s business, people, culture, accounting systems, risk profile and other factors, and whether the service might enhance the Company’s ability to manage or control risk or improve audit quality.

All such factors will be considered as a whole, and no one factor should necessarily be determinative. On a periodic basis, the Audit Committee reviews and generally pre-approves the services (and related fee levels or budgeted amounts) that may be provided by PricewaterhouseCoopers LLP without first obtaining specific pre-approval from the Audit Committee. The Audit Committee may revise the list of general pre-approved services from time to time, based on subsequent determinations.

EXECUTIVE OFFICERS
The following table identifies our current executive officers:

Name	Age	Position
Jared Isaacman (1)	42	Founder, Chief Executive Officer and Chairman of the Board
Jordan Frankel	42	Secretary, General Counsel and Executive Vice President, Legal, Risk and Compliance
Nancy Disman	54	Chief Financial Officer
Taylor Lauber	41	President and Chief Strategy Officer

(1)
  See biography on page 11 of this proxy statement.
Jordan Frankel
Jordan Frankel has served as Shift4 Payments, Inc.’s Secretary and General Counsel since its formation, and as General Counsel and Executive Vice President, Legal, Risk and Compliance since 2014. From 2011 to 2019, Mr. Frankel also served as a member of the board of directors of Draken International, a provider of contract air services. He holds a Bachelor of Finance and Marketing from the Syracuse University’s Martin J. Whitman School of Management and a Juris Doctor and Master’s in Business Administration from the Quinnipiac University’s School of Law and Quinnipiac University’s Lender School of Business, respectively.
Nancy Disman
Nancy Disman has served as Shift4 Payments, Inc.’s Chief Financial Officer since August 2022. Ms. Disman previously served as a member of the Board of Directors of Shift4 Payments, Inc. from June 2020 to August 2022. From November 2017 to August 2022, Ms. Disman was the Chief Financial Officer and Chief Administrative Officer of Intrado Corporation, a provider of cloud-based
technology. From April 2016 to March 2017, Ms. Disman served as the Chief Financial Officer and Chief Administrative Officer of the Merchant Acquiring Segment of Total System Services, Inc. (
“
TSYS
”), a global provider of payment solutions, and from June 2014 to March 2016, Ms. Disman was the Chief Financial Officer of TransFirst, a merchant account provider in the credit card processing industry, prior to its acquisition by TSYS. Ms. Disman has also served as a member of the Audit Committee of the Board of Managers of West Technology Group LLC since August 2022. She holds a Bachelor of Science in Business Administration and Accounting from the State University of New York at Albany and is a Certified Public Accountant in the State of New York.
Taylor Lauber
Taylor Lauber has served as Shift4 Payments, Inc.’s President since February 2022 and Chief Strategy Officer since its formation. He previously served as Senior Vice President, Strategic Projects of Shift4 Payments, LLC from 2018 to 2022. Prior to joining Shift4, from 2010 to 2018, he served as a Principal at The Blackstone Group, L.P. Mr. Lauber also spent from 2005 to 2010 at Merrill Lynch as a Financial Advisor, where he advised numerous Fortune 500 companies and their executives on capital markets transactions. Mr. Lauber has passed the Series 7 General Securities Representative Exam, Series 66 Uniform Combined State Law Exam and Series 27 Financial and Operations Principal Exam, all administered by the Financial Industry Regulatory Authority, Inc. He holds a Bachelor of Economics and Finance from Bentley College.

CORPORATE GOVERNANCE
General
Our Board has adopted Corporate Governance Guidelines, a Code of Business Conduct and Ethics and charters for each of the Board’s Nominating and Corporate Governance Committee, Audit Committee and Compensation Committee to assist the Board in the exercise of its responsibilities and to serve as a framework for the effective governance of the Company. You can access our current committee charters, our Corporate Governance Guidelines and our Code of Business Conduct and Ethics in the “
Governance
” section under “
Governance Documents
” of our investor relations page of our website located at
investors.shift4.com
, or by writing to our Secretary at our offices at 3501 Corporate Parkway, Center Valley, Pennsylvania 18034.
Board Composition
Our Board currently consists of eight members: Sam Bakhshandehpour, Christopher N. Cruz, Seth Dallaire, Karen Roter Davis, Sarah Grover, Jonathan Halkyard, Donald Isaacman and Jared Isaacman. As set forth in our Amended and Restated Certificate of Incorporation, the Board is currently divided into three classes with staggered, three-year
terms. At each annual meeting of stockholders, the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting following election. Our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws provide that the authorized number of directors may be changed only by resolution of the Board (
provided
that such number shall not be less than the aggregate number of directors that the parties to the Stockholders Agreement are entitled to designate from time to time). Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one third of the directors. The division of our Board into three classes with staggered three-year
terms may delay or prevent a change of our management or a change in control of our Company. Our directors may be removed only for cause by the affirmative vote of the holders of at least two thirds in voting power of the outstanding shares of our capital stock entitled to vote in the election of directors.
Stockholders Agreement
In connection with our IPO in June 2020, we entered into the Stockholders Agreement with Searchlight and Rook, granting them certain board designation rights so long as they maintain a certain percentage of ownership of our outstanding common stock.
Pursuant to the Stockholders Agreement, Searchlight was entitled to designate for nomination by the Board up to two directors, apportioned among the classes, for as long as Searchlight beneficially owned, in the aggregate, 25% or more of our Class A common stock; and one director for so long as Searchlight beneficially owned, in the aggregate, less than 25% but at least 10% of our Class A common stock (the “
Searchlight Director Nominees
”).
Rook is entitled to designate for nomination by the Board two directors for so long as it beneficially owns in the aggregate 25% or more of all issued and outstanding shares of Class A common stock and one director for so long as Rook beneficially owns, in the aggregate, less than 25% but at least 10% of our Class A common stock (the “
Rook Director Nominees
”). As of April 22, 2025, Rook beneficially owned 24.7% of our Class A common stock (including (i) LLC Interests redeemable or exchangeable by Rook for shares of Class A common stock pursuant to the Shift4 Payments LLC Agreement and (ii) any shares of Class C common stock beneficially owned by Rook) and is currently entitled to designate one nominee for election to our Board. Rook has previously designated Mr. D. Isaacman and Mr. J. Isaacman (by virtue of his role as Chief Executive Officer) to be its nominees for election to our Board. So long as Jared Isaacman serves as the Chief Executive Officer of the Company, he shall be nominated by the Board in that capacity and shall serve as one of the Rook Director Nominees.
In addition, Rook and Searchlight agreed to vote all of their outstanding shares of our common stock so as to cause the election of the Rook Director Nominees, which shall include Jared Isaacman, for as long as he is our

Chief Executive Officer. The Stockholders Agreement allows for the Board to reject the nomination, appointment or election of a particular director if such nomination, appointment or election would constitute a breach of the Board’s fiduciary duties to our stockholders or does not otherwise comply with any requirements of our Amended and Restated Certificate of Incorporation, our Amended and Restated Bylaws, the Nominating and Corporate Governance Committee Charter or the Corporate Governance Guidelines.
The Stockholders Agreement will terminate upon the earlier to occur of (i) each of Searchlight and Rook cease to own any of our Class A common stock, Class B common stock or Class C common stock, (ii) each of Searchlight and Rook cease to have board designation rights under the Stockholders Agreement or (iii) by unanimous consent of Searchlight and Rook. The rights and obligations of Searchlight under the Stockholders Agreement terminated after Searchlight ceased owning any shares of our Class A common stock, Class B common stock or Class C common stock. For more information, see “
Certain Relationships and Related Person
Transactions-Stockholders
Agreement
.”
Family Relationships
Mr. D. Isaacman, one of our directors, is the father of Mr. J. Isaacman, our Founder, Chief Executive Officer and a member of our Board. Other than this family relationship, there are no family relationships between or among any of our directors, executive officers or persons nominated or chosen to become a director or executive officer.
Director Independence
Sam Bakhshandehpour, Christopher Cruz, Seth Dallaire, Karen Roter Davis and Jonathan Halkyard each qualify as “independent” in accordance with the listing requirements of the New York Stock Exchange (the “
NYSE
”). In making these determinations, our Board reviewed and discussed information provided by the directors and us with regard to each director’s business and personal activities and relationships as they may relate to us and our management. Based on his or her relationship with the Company, each of Donald Isaacman, Jared Isaacman and Sarah Grover does not qualify as independent under the NYSE Rules. Sarah Grover does not qualify as independent due to her consulting arrangement with Rook.
Controlled Company Exemption
Jared Isaacman, our Founder, Chief Executive Officer and Chairman of the Board, has more than 50% of the voting power of our common stock. As a result, we are a “
controlled company
” within the meaning of the corporate governance standards of the NYSE rules and may elect not to comply with certain corporate governance standards, including the requirements for: (1) a majority of our Board to consist of “
independent directors
,” as defined under the rules of the NYSE; (2) our Board to have a nominating and corporate governance committee that is composed entirely of independent directors; (3) our Board to have a compensation committee that is composed entirely of independent directors; and (4) our Board to perform annual performance evaluations of the nominating and corporate governance and compensation committees. While we voluntarily comply with certain of these corporate governance standards, we intend to continue to rely on certain of the foregoing exemptions provided to controlled companies under the NYSE rules from time to time. Therefore, at times, we may not have a majority of independent directors on our Board, an entirely independent Nominating and Corporate Governance Committee, an entirely independent Compensation Committee or perform annual performance evaluations of the Nominating and Corporate Governance Committee or the Compensation Committee unless and until such time as we are required to do so. Accordingly, you may not have the same protections afforded to stockholders of companies that are subject to all of these corporate governance requirements.
As described above, in December 2024, President Donald Trump nominated Mr. Isaacman to be the next administrator of NASA. Mr. Isaacman has announced his intention to remain as the Company’s Chief Executive Officer and Chairman of the Board subject to the ratification and confirmation of his nomination by the United States Senate, and to retain the majority of his equity interest while reducing his voting power. As a result,

Mr. Isaacman intends to continue to serve as the Chief Executive Officer and Chairman of the Board during the confirmation process. On March 12, 2025, Mr. Isaacman submitted an Ethics Agreement to the Designated Agency Ethics Official at NASA in connection with his nomination. In the Ethics Agreement, Mr. Isaacman committed to take certain steps to avoid any actual or apparent conflict of interest in the event he is confirmed. This includes without limitation surrendering his high-vote shares, which will reduce his corresponding voting power to approximately 25% in line with his economic interest in the Company. Mr. Isaacman is not required to and does not intend to divest his equity interests in the Company as a result of, and in the event of, his confirmation. In the event that we cease to be a “
controlled company
” and our shares continue to be listed on the NYSE, we will be required to comply with these provisions within the applicable transition periods.
Director Candidates
The Nominating and Corporate Governance Committee is primarily responsible for searching for qualified director candidates for election to the Board and filling vacancies on the Board. To facilitate the search process, the Nominating and Corporate Governance Committee may solicit current directors and executives of the Company for the names of potentially qualified candidates or ask directors and executives to pursue their own business contacts for the names of potentially qualified candidates. The Nominating and Corporate Governance Committee may also consult with outside advisors or retain search firms to assist in the search for qualified candidates or consider director candidates recommended by our stockholders.
Once potential candidates are identified, the Nominating and Corporate Governance Committee reviews the backgrounds of those candidates, evaluates candidates’ independence from the Company and potential conflicts of interest and determines if candidates meet the qualifications desired by the Nominating and Corporate Governance Committee for candidates for election as a director. Under the Stockholders Agreement, at the time of the IPO, the directors initially designated for election to the applicable classes by the Board (i) by Searchlight included Christopher Cruz and (ii) by Rook were Donald Isaacman and Jared Isaacman. As of April 22, 2025, Searchlight beneficially owned no shares of our Class A common stock (including (i) LLC Interests redeemable or exchangeable by Searchlight for shares of Class A common stock pursuant to the Shift4 Payments LLC Agreement and (ii) any shares of Class C common stock beneficially owned by Searchlight) and is no longer entitled to designate a nominee for election to our Board. The rights and obligations of Searchlight under the Stockholders Agreement terminated after Searchlight ceased owning any shares of our Class A common stock, Class B common stock or Class C common stock. In 2022, a majority of the directors (with Mr. Cruz abstaining) agreed in writing that Mr. Cruz is not required to resign as a result of such decrease in designation rights. As of April 22, 2025, Rook beneficially owned 24.7% of our Class A common stock (including (i) LLC Interests redeemable or exchangeable by Rook for shares of Class A common stock pursuant to the Shift4 Payments LLC Agreement and (ii) any shares of Class C common stock beneficially
owned by Rook) and is currently entitled to designate one nominee for election to our Board. Rook has previously designated Mr. D. Isaacman and Mr. J. Isaacman (by virtue of his role as Chief Executive Officer) to be its nominees for election to our Board. Mr. Dallaire was initially recommended to the Nominating and Corporate Governance Committee for election to the board of directors by our Chief Executive Officer.
In evaluating the suitability of individual candidates (both new candidates and current Board members), the Nominating and Corporate Governance Committee, in recommending candidates for election, and the Board, in approving (and, in the case of vacancies, appointing) such candidates, will consider candidates who have a high level of personal and professional integrity, strong ethics and values and the ability to make mature business judgments. In evaluating director candidates, the Nominating and Corporate Governance Committee and the Board may also consider the following criteria as well as any other factor that they may deem to be relevant: experience in corporate management, such as serving as an officer or former officer of a publicly held company; strong finance experience; relevant social policy concerns; experience relevant to the Company’s industry; experience as a board member or executive officer of another publicly held company; relevant academic expertise or other proficiency in an area of the Company’s operations; diversity of expertise and experience in substantive matters pertaining to the Company’s business relative to other board members; diversity of background and perspective; practical and mature business judgment, including, but not limited to, the ability to make independent analytical inquiries; and any other relevant qualifications, attributes or skills. The Board evaluates each individual in the context of the Board as a whole, with the objective of assembling a group that can best perpetuate the success of the business and represent stockholder interests through the exercise of sound judgment using its diversity of experience in these various areas. In determining whether to recommend a director for re-election,
the Nominating and Corporate Governance Committee may also consider the director’s past attendance at meetings and participation in and contributions to the activities of the Board. In addition, the Board will consider whether there are potential conflicts of interest with the candidate’s other personal and professional pursuits. Although the Nominating and Corporate Governance Committee and the Board do not have a separate diversity policy outside of the Corporate Governance Guidelines with respect to the evaluation of director candidates, in its evaluation of director candidates, the Nominating and Corporate Governance Committee and the Board will consider factors including, without limitation, issues of character, integrity, judgment and diversity, including individual qualities and attributes that contribute to the total diversity of viewpoints and experience represented on the Board.
Stockholders may recommend individuals to the Nominating and Corporate Governance Committee for consideration as potential director candidates by submitting the names of the recommended individuals, together with appropriate biographical information and background materials, to the Nominating and Corporate Governance Committee, c/o Secretary, Shift4 Payments, Inc., 3501 Corporate Parkway, Center Valley, Pennsylvania 18034. In the event there is a vacancy, and assuming that appropriate biographical and background material has been provided on a timely basis, the Nominating and Corporate Governance Committee will evaluate stockholder-recommended
candidates by following substantially the same process, and applying substantially the same criteria, as it follows for candidates submitted by others.
Communications from Interested Parties
Anyone who would like to may contact the independent members of the Board, the Chairperson of the Board, any chairperson of a Board committee and the lead independent director, if any, about corporate governance, corporate strategy,
Board-related
matters or other substantive matters that our General Counsel and Chairperson of the Board consider to be important for the director(s) to know, by addressing any communications to the intended recipient by name or position in care of: General Counsel, 3501 Corporate Parkway, Center Valley, Pennsylvania 18034 or
jfrankel@shift4.com
.
All communications, including stockholder recommendations of director candidates, must be accompanied by the following information regarding the person submitting the communication:

•	if the person is a stockholder, a statement of the type and amount of the securities of the Company that the person holds;

•	if the person submitting the communication is not a stockholder and is submitting the communication as an interested party, the nature of the person’s interest in the Company; and

•	the address, telephone number and e-mail address, if any, of the person.
Communications that are deemed to comply with this policy and to be appropriate for delivery will be forwarded to the Board or the relevant director(s). Communications (i) regarding individual grievances or other interests that are personal to the party submitting the communication; (ii) regarding ordinary business operations; and (iii) containing offensive, obscene or abusive content are considered inappropriate for delivery to directors and will not be forwarded to them. The General Counsel may consult with the Chairperson of the Board and lead independent director, if any, when determining whether a communication is appropriate for delivery.
The General Counsel or his or her designee will send an acknowledgment of receipt to each Interested Party that submits a communication indicating that communications deemed to comply with this policy and to be appropriate for delivery to directors will be so delivered, but that it is not the practice of the directors to respond individually to the communications. Communications deemed to comply with this policy and to be appropriate for delivery will be delivered to the directors on a periodic basis, generally in advance of each regularly scheduled meeting of the Board.
Compensation Committee Interlocks and Insider Participation
The Compensation Committee currently consists of Sam Bakhshandehpour, Christopher Cruz, Karen Roter Davis and Sarah Grover, with Mr. Cruz serving as the Chair. No member of our Compensation Committee is an officer or employee of the Company.
During 2024, none of our executive officers served as a member of the board of directors or compensation committee, or other committee serving an equivalent function, of any other entity that has one or more of its executive officers serving as a member of our Board or Compensation Committee.
Board Leadership Structure and Role in Risk Oversight
Our Amended and Restated Bylaws and Corporate Governance Guidelines provide our Board with flexibility to combine or separate the positions of Chairman of the Board and Chief Executive Officer in accordance with its determination that utilizing one or the other structure would be in the best interests of our Company. Currently, the roles are combined, with Jared Isaacman serving as Chairman of the Board and Chief Executive Officer.
The primary responsibilities of our Chairman of the Board include helping to develop board meeting schedules and agendas; working with other directors to provide the senior leadership feedback on the quality, quantity and timeliness of the information provided to the Board; presiding over Board meetings; representing the Board in communications with stockholders; providing input on the structure and design of the Board; and performing other duties as the Board may determine from time to time. Our Board has determined that combining the roles of Chairman of the Board and Chief Executive Officer is best for our Company and its stockholders at this time because it promotes unified leadership by Mr. J. Isaacman given his deep knowledge of our business and strategy and ability to draw on that experience in order to provide the Board leadership to focus its discussions, review and oversight of the Company’s strategy, business and operating and financial performance and allows for a single, clear focus for management to execute such strategy, business and operating and financial performance goals. Our Board is comprised of individuals with extensive experience in finance, the payments industry and public company management. For these reasons and because of the strong leadership of Mr. J. Isaacman, our Board has concluded that our current leadership structure is appropriate at this time.
In December 2024, President Donald Trump nominated Mr. Isaacman to be the next administrator of the NASA. Mr. Isaacman has announced his intention to remain as the Company’s Chief Executive Officer and Chairman of the Board subject to the ratification and confirmation by the United States Senate, and to retain his equity interest while reducing his voting power. As a result, Mr. Isaacman intends to continue to serve as the Chief Executive Officer and Chairman of the Board during the confirmation process. As part of planned succession planning, Taylor Lauber, the Company’s President, is expected to succeed Mr. Isaacman as the Chief Executive Officer upon Mr. Isaacman’s confirmation by the U.S. Senate.
However, our Board will continue to periodically review our leadership structure and may make such changes in the future as it deems appropriate. The Board recognizes that one of its key responsibilities is to evaluate and determine its optimal leadership structure to provide robust oversight of management. The Board believes that, given the dynamic and competitive environment
in which we operate, the optimal board leadership structure may vary as circumstances warrant. The Board periodically reviews its leadership structure to determine whether it continues to best serve the Company and its stockholders.
The nominating and corporate governance committee our Board is responsible for overseeing the Company’s succession plan for the Chief Executive Officer and other executive officer roles. We continually strive to foster the professional development of management and team members. As a result, we have developed what we believe to be a very experienced and strong group of leaders, with their performance subject to ongoing monitoring and evaluation, as potential successors to our senior management, including our Chief Executive Officer.

From time to time, the Company proactively engages with stockholders throughout the year to learn their perspectives on significant issues, and intends to continue to do so, including with respect to gathering stockholder perspectives on the Board’s leadership structure. Our Corporate Governance Guidelines provide that whenever the Chairman of the Board is also a member of management or is a director that does not otherwise qualify as an independent director, the independent directors may in their discretion elect a lead independent director whose responsibilities include, but are not limited to, presiding over all meetings of the Board at which the Chairman of the Board is not present, including any executive sessions of the independent directors; approving Board meeting schedules and agendas; and acting as the liaison between the independent directors and the Chairman of the Board, as appropriate. Christopher Cruz is currently our lead independent director.
Risk assessment and oversight are an integral part of our governance and management processes. The Board and its committees reassess the Company’s risk environment from time to time, and consult with outside parties as needed from time to time in addressing both current and anticipated future risks. Our Board does not have a standing risk management committee, but rather administers this oversight function directly through the Board as a whole, as well as through various standing committees of the Board that address risks inherent in their respective areas of oversight. The Board elects to retain direct oversight responsibility for risks that are most effectively overseen by simultaneously leveraging broader areas of director expertise. In particular, our Board is responsible for monitoring and assessing strategic risk exposure, including business continuity risks. The Board does not believe that its role in the oversight of our risks affects the Board’s leadership structure.
On a Board committee level, the Board’s Audit Committee is responsible for overseeing our financial and cybersecurity risk exposures and the steps our management has taken to monitor and control these exposures. The Audit Committee also monitors compliance with legal and regulatory requirements and considers and approves or disapproves any related person transactions. Our Nominating and Corporate Governance Committee oversees risks associated with the independence of the Board and potential conflicts of interest. Our Compensation Committee assesses and monitors whether any of our compensation policies and programs have the potential to encourage excessive risk taking.
Our Board encourages management to promote a culture that
incorporates
risk management into our corporate strategy and
day-to-day
business operations. Management’s involvement in
day-to-day
risk management enables the Company’s disclosure committee, which consists of members of management, including our General Counsel, to assist our Chief Executive Officer, President and Chief Financial Officer in the effective design, establishment, maintenance, review and evaluation of the Company’s disclosure controls and procedures. The Company’s management, led by our Chief Executive Officer and executive team, including our General Counsel and Executive Vice President of Legal, Risk and Compliance, implements and supervises day-to-day
risk management processes. Management discusses strategic and operational risks at regular management meetings and conducts specific strategic planning and review sessions during the year that include a focused discussion and analysis of the risks facing us. Throughout the year, senior management reviews these risks with the Board at regular Board meetings as part of management presentations that focus on particular business functions, operations or strategies, and presents the steps taken by management to mitigate or eliminate such risks.
Executive Sessions of
Non-Management
Directors
As provided in the Corporate Governance Guidelines, the independent directors meet, without non-independent
directors or management present on a regularly scheduled basis, but no less than twice per year. The Company holds an executive session including only independent directors at least once per year, presided by one of the independent directors present.
Code of Business Conduct and Ethics
We have a written Code of Business Conduct and Ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. We have posted a current copy of the Code of Business Conduct and

Ethics on our investor relations website,
investors.shift4.com
, in the “
Governance
” section under “
Governance Documents
.” In addition, we intend to post on our website all disclosures that are required by law or the NYSE rules concerning any amendments to, or waivers from, any provision of the Code of Business Conduct and Ethics.
Insider Trading Compliance Policy;
Anti-Hedging
Policy
Our Board has adopted an Insider Trading Compliance Policy, which governs the purchase, sale and other dispositions of the Company’s securities while in possession of material nonpublic information and applies to all of our directors, officers and employees. The Company also follows internal procedures for the repurchase of its securities. The Company believes that its Insider Trading Compliance Policy and repurchase procedures are reasonably designed to promote compliance with insider trading laws, rules and regulations, and listing standards applicable to the Company. A copy of the Company’s insider trading policy was filed as Exhibit 19.1 to its 2024 Form 10-K. Unless specifically approved in advance by the Company’s General Counsel, the policy prohibits our directors, officers and employees and any entities they control from purchasing financial instruments, such as prepaid variable forward contracts, equity swaps, collars and exchange funds, or otherwise engaging in transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of the Company’s equity securities, or that may cause an officer, director or employee to no longer have the same objectives as the Company’s other stockholders.
Attendance by Members of the Board at Meetings
There were 9 meetings of the Board during the fiscal year ended December 31, 2024. During the fiscal year ended December 31, 2024, each director attended 75% or more of the aggregate of (i) the total number of meetings of the Board and (ii) the total number of the meetings of the committees on which the director served during the period in which he or she served as a director.
Under our Corporate Governance Guidelines, which is available on our investor relations website at
investors.shift4.com
, a director is expected to spend the time and effort necessary to properly discharge his or her responsibilities. Accordingly, a director is expected to regularly prepare for and attend meetings of the Board and all committees on which the director sits (including separate meetings of the independent directors), with the understanding that, on occasion, a director may be unable to attend a meeting. A director who is unable to attend a meeting is expected to notify the Chairperson of the Board or the chairperson of the appropriate committee in advance of such meeting and, whenever possible, participate in such meeting via teleconference. We do not maintain a formal policy regarding director attendance at the Annual Meeting; however, it is expected that absent compelling circumstances, directors will attend. All of our then incumbent directors attended our annual meeting of stockholders held in 2024.

COMMITTEES OF THE BOARD

Our Board has established an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee, each of which operates under a written charter that has been approved by our Board. The members of each of the Board committees and committee Chairpersons are set forth in the following chart.

Name	Audit	Compensation	Nominating and Corporate Governance
Sam Bakhshandehpour	X	X
Christopher Cruz	X	Chair
Karen Roter Davis	X	X	X
Sarah Grover		X	Chair
Jonathan Halkyard	Chair		X
Jared Isaacman			X

Audit Committee

Our Audit Committee’s responsibilities include:

•	appointing, approving the fees of, retaining and overseeing our independent registered public accounting firm;

•	discussing with our independent registered public accounting firm their independence from management;

•	discussing with our independent registered public accounting firm any audit problems or difficulties encountered and management’s response;

•	approving all audit and permissible non-audit services to be performed by our independent registered public accounting firm;

•	discussing with management and our independent registered public accounting firm the interim and annual financial statements that we file with the SEC;

•

reviewing our policies on risk assessment and risk management, and oversight over the management of the Company’s financial risks and information technology risks, including cybersecurity and data privacy risks and discussion with management regarding the steps taken to monitor and control these risks;

•	reviewing related person transactions;

•

establishing procedures for the confidential anonymous submission of complaints regarding questionable accounting, internal controls or auditing matters, and for the confidential anonymous submission of concerns regarding questionable accounting or auditing matters; and

•	preparing the audit committee report required by the SEC rules (which is included on page 16 of this proxy statement).

The Audit Committee charter is available on our investor relations website at investors.shift4.com. The members of the Audit Committee are Karen Roter Davis, Christopher Cruz, Sam Bakhshandehpour and Jonathan Halkyard. Mr. Halkyard serves as the Chair of the committee. Our Board has affirmatively determined that each of Ms. Davis, Mr. Cruz, Mr. Bakhshandehpour and Mr. Halkyard is independent for purposes of serving on an audit committee under Rule 10A-3 promulgated under the Exchange Act (“Rule 10A-3”) and the NYSE Rules, including those related to Audit Committee membership.

The members of our Audit Committee meet the requirements for financial literacy under the applicable NYSE Rules. In addition, our Board has determined that each of Mr. Cruz and Mr. Halkyard qualifies as an “audit committee financial expert,” as such term is defined in Item 407(d)(5) of Regulation S-K. No Audit Committee member currently serves on the audit committee of more than three public companies.

The Audit Committee met 4 times in 2024.

Compensation Committee

Our Compensation Committee is responsible for assisting the Board in the discharge of its responsibilities relating to the compensation of our executive officers. In fulfilling its purpose, our Compensation Committee has the following principal duties:

•	reviewing and approving, or recommending for approval by the Board, the compensation of our CEO and our other executive officers;

•	reviewing and approving, or recommending for approval by the Board, our incentive compensation and equity-based plans, policies and programs;

•	reviewing and making recommendations to the Board with respect to director compensation;

•	reviewing and discussing annually with management our “Compensation Discussion and Analysis,” to the extent required;

•	reviewing and making recommendations to the Board regarding any employment agreements and any severance arrangements or plans; and

•	preparing the annual compensation committee report, to the extent required by SEC rules (which is included on page 56 of this proxy statement).

The Compensation Committee generally considers the Chief Executive Officer’s recommendations when making decisions regarding the compensation of non-employee directors and executive officers (other than the Chief Executive Officer). Pursuant to the Compensation Committee’s charter, which is available on our investor relations website at investors.shift4.com, the Compensation Committee has the authority to retain or obtain the advice of compensation consultants, legal counsel and other advisors to assist in carrying out its responsibilities. Since January 2021, the Compensation Committee has engaged Semler Brossy a compensation consulting firm, to assist in making decisions regarding the amount and types of compensation to provide our executive officers and non-employee directors. As part of this process, the Compensation Committee provided a compensation assessment comparing our compensation to that of a group of peer companies within our industry and met with the Compensation Committee to discuss our executive compensation and to receive input and advice. Semler Brossy reports directly to the Compensation Committee. The Compensation Committee has considered the adviser independence factors required under SEC rules as they relate to Semler Brossy and has determined that Semler Brossy’s work does not raise a conflict of interest.

The Compensation Committee may delegate its authority under its charter to one or more subcommittees as it deems appropriate from time to time.

The members of our Compensation Committee are Sam Bakhshandehpour, Christopher Cruz, Karen Roter Davis and Sarah Grover. Mr. Cruz serves as the Chair of the Compensation Committee. For so long as the Company is a controlled company under the rules of the NYSE, the Committee members need not satisfy the independence requirements of the NYSE. Each of Mr. Bakhshandehpour, Mr. Cruz and Ms. Davis qualifies as an independent director under NYSE’s heightened independence standards for members of a compensation committee. Each of Mr. Bakhshandehpour, Mr. Cruz and Ms. Davis qualifies as a “non-employee director” as defined in Rule 16b-3 of the Exchange Act.

The Compensation Committee met 4 times in 2024.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee’s responsibilities include:

•	identifying individuals qualified to become Board members;

•	recommending to the Board the persons to be nominated for election as directors and to each Board committee;

•	developing and recommending to the Board corporate governance guidelines; and

•	overseeing an annual evaluation of the Board.

The Nominating and Corporate Governance Committee charter is available on our website at investors.shift4.com. The members of our Nominating and Corporate Governance Committee are Karen Roter Davis, Sarah Grover, Jonathan Halkyard and Jared Isaacman. Ms. Grover serves as the Chair of the Nominating and Corporate Governance Committee. For so long as the Company is a controlled company under the rules of the NYSE, the Committee members need not satisfy the independence requirements of the NYSE. Each of Ms. Davis and Mr. Halkyard qualifies as independent under the NYSE Rules. The Nominating and Corporate Governance Committee has the authority to consult with outside advisors or retain search firms to assist in the search for qualified candidates, or consider director candidates recommended by our stockholders.

The Nominating and Corporate Governance Committee met 4 times in 2024.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

In this Compensation Discussion and Analysis (“CD&A”) set forth below, we provide an overview of the compensation awarded to or earned by our named executive officers (“NEOs”) identified in the Summary Compensation Table below during fiscal 2024. The following discussion and analysis detail the Company’s philosophy and policies regarding executive compensation, the process that is used to set executive compensation within the Company, the elements of our executive compensation program and the role of our compensation committee of our Board of Directors (the “Compensation Committee”) in setting executive compensation.

In 2024, our NEOs consisted of our principal executive officer, our principal financial officer, and our two other executive officers. With respect to fiscal year 2024, their positions were as follows:

•	Jared Isaacman, Chief Executive Officer;

•	Nancy Disman, Chief Financial Officer;

•	Taylor Lauber, President & Chief Strategy Officer; and

•	Jordan Frankel, General Counsel, Executive Vice President, Legal, Risk and Compliance and Secretary.

We had no other NEOs with respect to fiscal year 2024.

As described elsewhere in this proxy statement, in December 2024, President Donald Trump nominated Mr. Isaacman to be the next administrator of NASA. Mr. Isaacman has announced his intention to remain as the Company’s Chief Executive Officer and Chairman of the Board subject to the ratification and confirmation of his nomination by the United States Senate. As a result, Mr. Isaacman intends to continue to serve as the Chief Executive Officer and Chairman of the Board during the confirmation process. Upon confirmation, Mr. Isaacman will step down from his position as CEO. Mr. Lauber is set to assume the CEO role upon Mr. Isaacman’s confirmation. As part of planned succession planning, Taylor Lauber, our President, is expected to succeed Mr. Isaacman as our Chief Executive Officer upon Mr. Isaacman’s confirmation by the U.S. Senate.

This discussion may contain forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that we adopt may differ materially from the currently planned programs summarized in this discussion.

Executive Summary

2024 Performance Highlights and Pay for Performance

Our executive compensation programs are designed to deliver pay in accordance with corporate and individual performance, rewarding superior performance and providing consequences for underperformance. We believe that the compensation of our NEOs for fiscal year 2024 was aligned with the Company’s performance during 2024 and as such our program is weighted heavier towards equity rather than cash compensation. We believe this rewards our executives for long-term shareholder value creation. The primary objectives of our program are:

•	Attract and retain executives who have requisite leadership skills to support the Company’s culture, accomplish strategic priorities and create shareholder value;

•	Maximize long-term shareholder value through alignment of executive shareholder interests; and

•	Provide total compensation opportunities that are anchored to a competitive pay assessment.

To align pay with performance, a significant portion of our NEOs’ compensation is delivered in the form of equity awards and annual cash incentives, each of which depends on our actual performance. For fiscal year 2024, approximately 87% of our NEOs’ total target compensation was in the form of restricted stock units (“RSUs”), which, in the case of our NEOs other than our Chief Executive Officer, are eligible to vest based on continued service, and in the case of our Chief Executive Officer, vest immediately. Approximately 95% of our CEO’s total target compensation was in the form of RSUs.

2024 Compensation Highlights

Consistent with our compensation philosophy, key compensation decisions for 2024 included the following:

•

Base Salaries, Target Annual Cash Incentive Opportunities and Equity-Based Long-Term Incentives. The 2024 base salaries and target bonuses for our NEOs remained level from the prior year, and in conjunction with annual equity grants, including equity-based long-term incentives such as RSUs, provide competitive total pay for each executive.

•

Annual Cash Incentives. For 2024, our Compensation Committee selected performance goals for our performance-based annual bonus program that were intended to promote our business plan and short-term goals, including with respect to our core reportable metrics (the “Metrics”):

o	End-to-end payment volume, with a threshold of $128.98 billion, target of $171.968 billion and a maximum of $214.96 billion;

o	Gross Revenue less network fees, with a threshold of $1,002 million, target of $1,336 million and a maximum of $1,670 million; and

o	Adjusted EBITDA, with a threshold of $484.5 million, target of $646 million and a maximum of $807.50 million.

See Appendix A for a description of these Metrics.

•

Actual performance against the Metrics was $164.817 billion for End-to-end payment volume, $1354.4 million for Gross Revenue less network fees and $677.5 million for Adjusted EBITDA. This performance resulted in 100.03% performance against target goals and as a result, such annual bonuses to the NEOs (other than the CEO) at 100% of target.

•

Equity-Based Long-Term Incentives. In 2024, we granted approximately 87% of our NEOs’ direct compensation as equity-based compensation in the form of RSUs. The number of RSUs granted was determined by the Compensation Committee, which considered the financial results against the Metrics, as well as general market conditions and operational execution. The scoring framework used to evaluate performance included Result v. Plan (66.67%), strategic direction (16.67%), and operational execution (16.67%), ensuring a comprehensive assessment of both quantitative and qualitative aspects of performance. We believe that RSUs effectively align the interests of our executives with those of our stockholders by directly linking compensation to the value of our common stock. In addition, we believe that RSUs provide additional retentive value given the three-year vesting schedule (in the case of our NEOs other than our Chief Executive Officer) and the long-term potential upside of this pay vehicle.

Compensation Governance and Best Practices

We are committed to having strong governance standards with respect to our compensation programs, procedures and practices. Our key compensation practices include the following:

What We Do		What We Do Not Do
✓	Emphasize performance-based, at-risk compensation.	X	Do not grant uncapped cash incentives or guaranteed equity compensation.
✓	Emphasize the use of equity compensation to promote executive retention and reward long-term value creation.	X	Do not provide any compensation-related tax gross-ups.
✓	Framework for maximum payouts for executives under the annual incentive plan, with flexibility for the Board to grant additional awards outside of this framework based on market averages.	X	No excessive perquisites for executives.
✓	Weigh the overall pay mix towards incentive compensation for senior executives.
✓	Engage an independent compensation consultant to advise our Compensation Committee.
✓	Incorporate robust stock ownership guidelines for executives and directors to promote long-term ownership of company stock.
✓	Hold Say on Pay vote on executive compensation practices annually.

Executive Compensation Objectives and Philosophy

Shift4’s compensation practices for both the CEO and other NEOs are influenced by Mr. J. Isaacman’s status as Shift4’s Founder, CEO, Chair of the Board, and largest shareholder. Given Mr. J. Isaacman’s large equity stake in the Company, his compensation program is designed to be almost entirely delivered in equity to maintain his alignment with shareholder interests and the long-term health of the Company.

Compensation programs for our other NEOs are developed by the Compensation Committee in conjunction with input from Mr. J. Isaacman and are intended to align with our compensation principles above as well as being fair, simple and performance driven:

•	Fairness is achieved by having compensation programs that are equitable across similarly situated employees;

•	Simplicity manifests in a compensation program that provides reasonable cash compensation and meaningful equity awards that align executives with long-term shareholder interests; and

•

Performance alignment is created through a combination of annual cash incentives and RSUs that are granted based on a determination of performance which considers the financial performance against the Metrics and individual performance criteria categories as described in section below titled “2024 Equity Grants.” These RSUs vest over a three-year period for NEOs other than our Chief Executive Officer, and vest immediately for the Chief Executive Officer, and link executives’ financial opportunities to shareholder value and Company performance.

Equity is the main driver of market positioning for the executive group, as equity grants are intended to bring the CEO and other NEOs to desired market positioning levels. Further discussion of CEO compensation can be found in the section titled “2024 CEO Compensation.”

The key objective in our executive compensation program is to attract, motivate and reward leaders who create a dynamic and collaborative environment and have the skills and experience necessary to successfully execute on our strategic plan to maximize stockholder value. Our executive compensation program is designed to:

•	Attract and retain talented and experienced executives in a competitive and dynamic market;

•	Motivate our NEOs to help our Company achieve the best possible financial and operational results;

•	Provide reward opportunities consistent with our performance on both a short-term and long-term basis; and

•	Align the long-term interests of our NEOs with those of our stockholders.

We strive to set our overall total compensation at a competitive level. Executives may be compensated above or below the targeted market position based on factors such as experience, performance, scope of position and the competitive demand for proven executive talent, as described further below under “Determination of Executive Compensation.”

Determination of Executive Compensation

Role of Board of Directors, Compensation Committee and Executive Officers

The Compensation Committee is responsible for establishing and overseeing our executive compensation programs and annually reviews and determines the compensation to be provided to our NEOs, other than with respect to our Chief Executive Officer, whose compensation is determined by the Board in concert with the Compensation Committee. The CEO is not present during deliberations regarding his own pay.

In setting executive compensation, the Compensation Committee considers a number of factors, including the recommendations of our Chief Executive Officer (other than with respect to the Chief Executive Officer’s own compensation) current and past total compensation, competitive market data and analysis provided by the Compensation Committee’s independent compensation consultant, Company performance and each executive’s impact on performance, each executive’s relative scope of responsibility and potential, each executive’s individual performance and demonstrated leadership and internal equity pay considerations. Our Compensation Committee determined the size and terms and conditions of the RSU grants made to our NEOs, incorporating performance and market data for similarly situated executives at peer companies. Our Chief Executive Officer’s recommendations are based on his evaluation of each other NEO’s individual performance and contributions, of which our Chief Executive Officer has direct knowledge. Our Board makes decisions regarding our Chief Executive Officer’s compensation, following recommendation from the Compensation Committee.

Role of Compensation Consultant

In order to design a competitive executive compensation program that will continue to attract top executive talent and reflect our compensation philosophy, our Compensation Committee has retained Semler Brossy as an independent compensation consultant to provide executive compensation advisory services, help evaluate our compensation philosophy and objectives and provide guidance in administering our executive compensation program. The Compensation Committee has evaluated Semler Brossy’s independence pursuant to the requirements of NYSE and SEC rules and has determined that Semler Brossy does not provide any services other than compensation related services to us and that Semler Brossy does not have any conflicts of interest in advising the Compensation Committee.

The Compensation Committee also considers the results of the annual advisory vote on the compensation of the named executive officers (“Say-on-Pay”) to ensure our executive compensation programs are aligned with the interests of our stockholders. At the 2024 annual meeting of shareholders, our stockholders approved our the Say-on-Pay proposal with approximately 99.7% of the votes cast “For” such approval. The Compensation

Committee believes this level of support indicates that the substantial majority of stockholders view our executive compensation program as being well aligned with our stockholder’s expectations.

Peer Group Determination

To determine the competitiveness of the NEOs’ compensation, our Compensation Committee, with assistance from Semler Brossy and input from the CEO, reviews the compensation practices and pay levels of our compensation peer group.

In developing this peer group, the Compensation Committee considered:

•	The competitive market for talent (direct competitors and companies from which we source and potentially lose executive talent);

•	Scale and complexity (focus on companies within a reasonable revenue range with similar growth characteristics);

•	Proximity to IPO (with a preference for companies of similar public maturity);

•	Geography; and

•	Company business characteristics (for example, newly public payments companies, payments-adjacent companies with similar high growth characteristics, etc.).

After considering the above factors, the Compensation Committee approved the following peer group for 2024 compensation decisions:

ACI Worldwide	Affirm	Jack Henry
Broadridge Financial Solutions	Evertec	Q2 Holdings
FLEETCOR Technologies	GoDaddy Inc.	Tyler Technologies
nCino	Trip Advisor	WEX
Toast, Inc	Yelp	Euronet
Euronet

Data from this group helped to inform cash pay levels for executives in 2024 and the size of equity grants made to executives in March of 2024 reflective of 2023 performance (see section titled “2024 Equity Grants” below for more detail on these equity grants).

As of June 2024, as compared to such peer group, we were positioned above the median for revenue for the preceding four quarters and below the median for 30-day average market cap.

In October 2024, Semler Brossy provided an analysis of data derived from members of our peer group. For 2024, the Compensation Committee used Semler Brossy’s analysis to help structure a competitive executive compensation program, position executive compensation by considering market data and make individual compensation decisions based on comparable positions at companies with which we compete for talent. While the Compensation Committee does not establish compensation levels solely based on a review of competitive data or benchmark to any particular level, it believes such data is a useful tool in its deliberations as our compensation policies and practices must be competitive in the marketplace for us to be able to attract, motivate and retain qualified executive officers.

Elements of the Company’s Executive Compensation Program

Compensation for each named executive officer generally consisted of a base salary, annual cash incentive (other than for Mr. J. Isaacman, equity compensation, standard employee benefits and a retirement plan, as well as

Company contributions to the retirement plan (other than for Messrs. J. Isaacman and Lauber). These elements (and the amounts of compensation and benefits under each element) were selected because we believe they are necessary to help us attract and retain executive talent which is fundamental to our success. Below is a more detailed summary of the current executive compensation program as it relates to our NEOs.

Salaries

The NEOs receive a base salary to compensate them for services rendered to our Company. The base salary payable to each NEO is intended to provide a fixed component of compensation reflecting the NEO’s skill set, experience, role and responsibilities. Each NEO’s initial base salary was provided as agreed to and approved by the Compensation Committee. None of the NEOs received an increase in base salary for 2024. The actual base salaries paid to each NEO for 2024 are set forth below in the “Summary Compensation Table” in the column entitled “Salary.”

Cash Incentive Compensation

Each of our NEOs (except for the Chief Executive Officer) participates in our annual cash incentive program. For all NEOs (except for the Chief Executive Officer), target annual incentive levels did not change from 2023 to 2024 and are set at $225,000. Payouts under our annual cash incentive program are made based on input from the Chief Executive Officer and the Compensation Committee on performance against a variety of factors, including financial performance against the Metrics. After considering performance against the financial goals as well as an assessment of qualitative factors of performance including general market conditions and success on other strategic goals, the Chief Executive Officer recommended and the Compensation Committee approved annual incentive payouts at the target level for all the NEOs, except the Chief Executive Officer who does not receive an annual cash incentive payment.

The actual annual cash incentives awarded to each named executive officer, other than for Mr. J. Isaacman who is not entitled to a cash bonus, for 2024 performance are set forth below in the “Summary Compensation Table” in the column entitled “Non-Equity Incentive Compensation” and described below under “-Employment Agreements.”

Equity Compensation

2024 Equity Grants

Annual grants made in 2024 to our NEOs are reflective of individual and Company performance during 2023. Our grant structure consists of (i) structural annual equity awards made each year to promote stability in the pay program for the NEOs and (ii) additional equity grants that vary in size based on individual and Company performance during 2023. Such awards were granted on February 29, 2024 and are shown in the “Summary Compensation Table” and the “Grants of Plan-Based Awards” tables below.

Following the conclusion of the fiscal year, the Compensation Committee reviews a variety of factors to determine the values of both the structural annual equity awards, and any additional equity grants, including Company performance against our financial goals from the prior fiscal year, success on strategic goals, market pay levels and individual performance against performance criteria, informed by discussions with our Chief Executive Officer. Additional equity grants made to our NEOS based on performance during fiscal year 2023 could range around target performance by +/-20% from threshold to maximum performance based on performance criteria categories that focused primarily on financial results against the Metrics (weighted 66.67% of overall payout) with additional consideration given to strategic direction and operational excellence (each metric weighted at 16.67% of the overall grant outcome). Final outcomes are determined based on discretionary input from the Chief Executive Officer and the Compensation Committee. Target total equity grants to executives show a year-over-year increase for the CEO and generally remains constant for all other NEOs, which are intended to position total pay more competitively to market pay levels.

The table below outlines the equity grant structure for 2024 intended to be granted for performance during 2023 (figures shown in the table represent $000s):

Name	Structural Equity Grant	2024 Equity Grant Structure Additional Equity Grant Performance			Actual Additional Equity Granted	Actual Total Equity Granted
		Thres.	Range Target	Max.
Jared Isaacman	$600	$6,760	$8,450	$10,140	$8,450	$9,050
Taylor Lauber	$350	$4,545	$5,680	$6,815	$5,680	$6,030
Jordan Frankel	$350	$1,600	$2,000	$2,400	$2,000	$2,350
Nancy Disman	$350	$1,600	$2,000	$2,400	$2,000	$2,350

Mr. Isaacman’s RSUs which were fully vested on the date of grant. Ms. Disman and Messrs. Lauber and Frankel’s RSUs vest in three equal annual installments of one-third each on the first three anniversaries of the date of grant, subject to continued employment through each vesting date.

2025 Equity Grants

We made our annual grants in respect of individual and Company performance in respect of 2024 on February 20, 2025. The Company conducted the same process for these grants as it did for the grants in 2024. The financial results against the Metrics were weighted 66.67% of overall payout, with additional consideration given to strategic direction and operational excellence (each metric weighted at 16.67% of the overall grant outcome).

The table below outlines 2025 equity grants intended to be granted for performance during 2024 (figures shown in the table represent $000s):

Name	Structural Equity Grant	2025 Equity Grant Structure Additional Equity Grant Performance			Actual Additional Equity Granted	Actual Total Equity Granted
		Thres.	Range Target	Max.
Jared Isaacman	$600	$8,280	$10,350	$12,420	$12,420	13,020
Taylor Lauber	$350	$5,270	$6,590	$7,910	$7,910	8,260
Jordan Frankel	$350	$2,000	$2,500	$3,000	$3,000	3,350
Nancy Disman	$350	$2,000	$2,500	$3,000	$3,000	3,350

Mr. Isaacman’s RSUs which were fully vested on the date of grant. Ms. Disman and Messrs. Lauber and Frankel’s RSUs vest in three equal annual installments of one-third each on the first three anniversaries of the date of grant, subject to continued employment through each vesting date.

2020 Incentive Award Plan

We maintain the Amended and Restated 2020 Incentive Award Plan (the “2020 Plan”) in order to facilitate the grant of cash and equity incentives to directors, employees (including our NEOs), and consultants of our Company and certain of its affiliates and to enable our Company and certain of its affiliates to obtain and retain services of these individuals, which is essential to our long-term success. The maximum number of shares of common stock reserved under the 2020 Plan is 9,207,318 shares of our common stock. The 2020 Plan provides for an annual increase on the first day of each calendar year beginning January 1, 2023 and ending on and including January 1, 2032, equal to the lesser of (A) 2.0% of the shares of our common stock outstanding (on an as-converted basis, taking into account any and all securities convertible into, or exercisable, exchangeable or redeemable for, shares of common stock (including LLC Interests of Shift4 Payments, LLC)) on the last day of the immediately preceding fiscal year and (B) such smaller number of shares of common stock as determined by the Board; provided that no more than 7,500,000 shares of our common stock may be issued upon the exercise of incentive stock options. As of December 31, 2024, 2,169,343 RSUs were outstanding under the 2020 Plan. The 2020 Plan provides our employees (including the NEOs), consultants, non-employee directors and other service providers and those of our affiliates the opportunity to participate in the equity appreciation of our business through the receipt of incentive and equity-based awards.

2024 CEO Compensation

Mr. J. Isaacman’s annual cash compensation is comprised only of base salary and certain perquisites as described below under “Employee Benefits and Perquisites,” as, unlike our other NEOs, he does not receive an annual cash incentive award. Mr. J. Isaacman’s compensation package is comprised almost entirely of equity, which is intended to align him further with shareholders given his position as the largest shareholder in the Company. Mr. J. Isaacman also participates in the Company’s benefit plans.

In fiscal year 2024, Mr. J. Isaacman received the following compensation:

•	Base Salary: $50,000

•	RSU Grant: $9,050,000 (granted in 2024 based on 2023 performance)

RSU grant levels for the Chief Executive Officer are decided in conjunction with our year-end compensation decisions based on individual and Company performance from the prior fiscal year (in this case, 2023). Mr. Isaacman’s total equity grant level in February 2024 was variable, at-risk compensation which is determined solely at the discretion of the Compensation Committee based on the same process and performance criteria buckets used to determine the additional equity awards made to other NEOs as described above in the “2024 Equity Awards” section. RSUs for performance during the fiscal year are granted in the first quarter of the following fiscal year, consistent with grant timing for RSUs granted to the other NEOs. The RSU grant is intended to position pay levels for Mr. J. Isaacman at a desired level of market competitiveness; as such, Mr. J. Isaacman’s pay levels are reviewed by the Compensation Committee and the independent compensation consultant to ensure alignment with market pay levels consistent with the approach taken with NEOs.

In February 2024, Mr. Isaacman was awarded an RSU award worth $9,050,000 based on individual and company performance during 2023 and in February 2025, Mr. Isaacman was awarded an RSU award worth $13,020,000 based on individual and company performance during 2024. The process used for determining the size of this award was consistent with how equity awards are determined for the other NEOs, which includes an additional equity grant based on performance and is described in more detail in the “2024 Equity Grants” section above.

Other Elements of Compensation

Retirement Plans

We maintain a 401(k)-retirement savings plan, or the 401(k) Plan, for our employees, including our NEOs, who satisfy certain eligibility requirements. Our NEOs are eligible to participate in the 401(k) Plan on the same terms as other full-time employees. The Internal Revenue Code allows eligible employees to defer a portion of their compensation, within prescribed limits, on a pre-tax basis through contributions to the 401(k) Plan. Currently, we match contributions made by participants in the 401(k) Plan up to a specified percentage of the employee contributions, and these matching contributions vest over a period of time. We believe that providing a vehicle for tax-deferred retirement savings though our 401(k) Plan, and making matching contributions, adds to the overall desirability of our executive compensation package and further incentivizes our employees, including our NEOs, in accordance with our compensation policies. We do not maintain any defined benefit pension plans or deferred compensation plans for our NEOs.

Restricted Stock Units Retirement Policy

In our handbook, we provide for a retirement policy, pursuant to which employees who met certain age and length of service requirements for retirement benefits are eligible to retain their unvested RSUs upon retirement and such RSUs remain eligible to vest in accordance with the original vesting schedule. Under this policy, an employee is retirement eligible if they have either (i) twenty years of service, with at least five of those years with the Company or (ii) ten years of service, with at least five of those years with the Company and are at least age sixty-five.

Employee Benefits and Perquisites

Health/Welfare Plans

All of our full-time employees, including our NEOs, are eligible to participate in our health and welfare plans, including:

•	medical, dental and vision benefits;

•	medical and dependent care flexible spending accounts;

•	short-term and long-term disability insurance; and

•	life insurance.

In addition, the Company pays automobile leasing payments, automobile insurance and supplemental life insurance premiums and legal fees, for the benefit of Mr. J. Isaacman and an automobile allowance for Ms. Disman and Messrs. Frankel and Lauber, each as set forth in the Summary Compensation Table, below. Mr. J. Isaacman is also provided with a driver for security and productivity reasons.

We believe the perquisites and other benefits described above are necessary and appropriate to provide a competitive compensation package to our NEOs.

No Tax Gross-Ups

We do not make gross-up payments to cover our NEOs’ personal income taxes that may pertain to any of the compensation or perquisites paid or provided by the Company.

Derivatives Trading, Hedging, and Pledging Policies

Our Insider Trading Policy provides that no employee, officer, or director may acquire, sell, or trade in any interest or position relating to the future price of Company securities, such as a put option, a call option or a short sale, or engage in hedging transactions. In addition, our Insider Trading Policy provides that no employee, officer, or director may pledge Company securities as collateral to secure loans. This prohibition means, among other things, that these individuals may not hold Company securities in a “margin” account, which would allow the individual to borrow against their holdings to buy securities. An exception to this policy may be granted by the General Counsel. Note that the Company does not restrict the pledging of shares of the Company’s Class B Common stock and Class C common stock units of Shift4 Payments, LLC (“Shift4, LLC”) (including shares of Class A common stock of the Company issuable upon the redemption or exchange of such common units pursuant to Shift4 LLC’s operating agreement, dated June 4, 2020) to secure margin or other loans and any foreclosure by a lender with respect to such securities.

Discussion of Equity Unit Award Grant Timing
The Compensation Committee grants equity-based awards from time to time, including RSUs, to our executive officers and other key employees. The Company also grants equity awards in the form of restricted stock unit awards to the non-employee members of the Board of Directors on an annual basis following the annual meeting of shareholders. The Company also has the discretion to grant RSUs up to a certain amount. The Compensation Committee may make off cycle equity awards from time to time on an as-needed basis as circumstances warrant. The Company does not time the disclosure of material non-public information for the purpose of affecting the value of executive compensation.
Section 409A
The Compensation Committee takes into account whether components of the compensation for our executive officers will be adversely impacted by the penalty tax imposed by Section 409A of the Internal Revenue Code, and aims to structure these components to be compliant with or exempt from Section 409A to avoid such potential adverse tax consequences.
Section 162(m)
Section 162(m) of the Internal Revenue Code disallows a tax deduction to public companies for compensation in excess of $1 million paid to “covered employees,” which generally includes all NEOs. While the Compensation Committee may take the deductibility of compensation into account when making compensation decisions, the Compensation Committee will award compensation that it determines to be consistent with the goals of our executive compensation program even if such compensation is not deductible by us.
“Golden Parachute” Payments
Sections 280G and 4999 of the Internal Revenue Code provide that certain executive officers and other service providers who are highly compensated or hold significant equity interests may be subject to an excise tax if they receive payments or benefits in connection with a change in control of the Company that exceeds certain prescribed limits, and that we, or a successor, may forfeit a tax deduction on the amounts subject to this additional tax. While the Compensation Committee may take the potential forfeiture of such tax deduction into account when making compensation decisions, it will award compensation that it determines to be consistent with the goals of our executive compensation program even if such compensation is not deductible by us. We do not provide any tax gross-ups
to cover excise taxes under Section 4999 in connection with a change in control.
Stock Ownership Guidelines
Stock Ownership guidelines for executives and directors, which were adopted in October of 2022, require stock ownership at the following levels:

•	CEO: $6.75MM in value

•	NEOs: 3.0x Base Salary

•	Directors: 5.0x Cash Retainer
Given that Mr. Isaacman’s base salary is meaningfully lower than is typically seen in the market, ownership guidelines are set at a competitive value seen in the market rather than focused on a multiple of base salary. Executives and directors are generally required to reach these requirements no later than the fifth anniversary of his or her (i) appointment as an executive officer (including, for the avoidance of doubt, his or her internal promotion to an executive officer position) or director, or (ii) designation as a participant in the guideline policy. Executives and directors who do not meet this requirement in the proposed timeline are generally required to hold 50% of shares granted net of taxes until guidelines are met. Shares owned outright and net value of unvested time-based
restricted stock are included in the calculations towards ownership guidelines.

Incentive Compensation Recoupment Policy
We have adopted a compensation recovery policy that requires the recovery of certain erroneously paid incentive compensation received by our Section 16 officers on or after August 1, 2023, as required by SEC rules and NYSE Listing Standards implemented pursuant to the
Dodd-Frank
Act, and which can be recovered from
time-vesting
or
performance-vesting
equity compensation (in addition to other forms of compensation).
Accounting for
Share-Based
Compensation
We follow Financial Accounting Standard Board Accounting Standards Codification Topic 718 (“
ASC Topic 718
”), for our
share-based
compensation awards. ASC Topic 718 requires companies to measure the compensation expense for all share-based
payment awards made to employees and directors, including stock options and RSUs, based on the grant date “fair value” of these awards. This calculation is performed for accounting purposes and reported in the compensation tables below, even though our NEOs may never realize any value from their awards.
Executive Compensation Tables
Summary Compensation Table
The following table sets forth information concerning the compensation of our NEOs for our fiscal years ended December 31, 2022, December 31, 2023 and December 31, 2024.

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($) (1)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($) (2)		Total ($)

Jared Isaacman Chief Executive Officer	2024	50,000	—		9,050,000	—	373,198		9,473,198

	2023	50,000	—		8,449,978	—	436,931		8,936,909

	2022	50,000	—		6,599,994	—	446,376	(3)	7,096,370

Nancy Disman Chief Financial Officer	2024	350,000	500,000	(3)	2,350,000	225,000	64,311		3,489,311

	2023	350,000	500,000		2,349,997	225,000	63,810		3,488,807

	2022	182,844	2,000,000		15,288,200	225,000	13,412		17,709,456

Taylor Lauber Chief Strategy Officer	2024	350,000	—		6,030,000	225,000	32,491		6,637,491

	2023	350,000	—		6,039,993	225,000	32,491		6,647,484

	2022	350,000	—		1,349,993	225,000	32,490		1,957,483

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($) (2)	Total ($)

Jordan Frankel General Counsel, Executive Vice President, Legal, Human Resources and Compliance and Secretary	2024	350,000	—	2,350,000	225,000	26,921	2,951,921
	2023	350,000	—	2,349,997	225,000	23,292	2,948,289

	2022	350,000	—	1,349,993	225,000	22,401	1,947,394

(1)
Amounts reflect the full
grant-date
fair value of RSUs granted during 2024 computed in accordance with ASC Topic 718, rather than the amounts paid to or realized by the named individual. We provide information regarding the assumptions
used to calculate the value of all restricted stock unit awards and option awards made to executive officers in Note 19 to our audited consolidated financial statements included in the 2024 Form
10-K.

(2)
For Mr. J. Isaacman, amounts reflect the following payments made by the Company: (a) supplemental life insurance premium payments in an aggregate amount equal to $167,706, (b) automobile lease payments in an aggregate amount equal to $43,092, (c) automobile insurance premium payments in an aggregate amount of $3,450, (d)
incremental
cost of his personal use of a driver of $63,413, (e) payment or reimbursement of legal fees associated with the VPF settlement and margin loan in an aggregate amount equal to $95,430 and (f) travel related reimbursement of $107. The incremental cost of Mr. J. Isaacmans’ personal use of drivers is calculated by prorating the drivers’ aggregate salaries by 25%. For Ms. Disman, amount reflects automobile lease payments of $33,211, payment of $401(k) match benefits of $30,500 and personal cell phone expenses in the amount of $600.08. For Mr. Lauber, amount reflects automobile lease payments of $32,491. For Mr. Frankel, amount reflects automobile lease payments of $13,608 and payment of 401(k) match benefits of $13,313.

(3)
Amount reflects the portion of Ms. Disman’s signing bonus that was payable in 2024. For further details on such signing bonus, see “Executive Compensation Arrangements
-
Employment Agreements
-
Nancy Disman.”

Grants of Plan-Based Awards in Fiscal 2024

The following table provides supplemental information relating to grants of plan-based awards made during fiscal year 2024 to help explain information provided above in our Summary Compensation Table. This table presents information regarding all grants of plan-based awards occurring during fiscal 2024.

Name	Grant Date	Estimated Future Payouts Under Non Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)		Grant Date Fair Value of Stock and Option Awards ($)(2)
		Threshold ($)	Target ($)	Maximum ($)
Jared Isaacman	2/29/2024	—	—	—	105,355	(3)	9,050,000
Nancy Disman	2/29/2024	112,500	225,000	337,500	27,357	(4)	2,350,000
Taylor Lauber	2/29/2024	112,500	225,000	337,500	70,198	(4)	6,030,000
Jordan Frankel	2/29/2024	112,500	225,000	337,500	27,357	(4)	2,350,000

(1)	Amounts reflect the target annual bonus payable under our annual cash incentive program. Please see the description of the annual bonus program under “Cash Incentive Compensation” in the CD&A above.

(2)

Amounts reflect the grant-date fair value in accordance with ASC Topic 718. We provide information regarding the assumptions used to calculate these values in Note 19 to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2024.

(3)	This amount reflects the number of fully vested RSUs granted.

(4)

This amount reflects the number of time-vesting RSUs granted, each of which vests in three equal annual installments of one-third each on the first three anniversaries of the date of grant, subject to continued employment through each vesting date.

Executive Compensation Arrangements

Employment Agreements

As described below, the Company is currently party to employment agreements with Messrs. J. Isaacman and Lauber, as well as Ms. Disman. The Company is currently not party to any employment agreement or offer letter with Mr. Frankel.

Jared Isaacman

On May 31, 2020, the Company entered into an employment agreement with Mr. J. Isaacman (the “Isaacman Employment Agreement”), pursuant to which Mr. J. Isaacman will continue to serve as Chief Executive Officer and be elected as a member of our Board of Directors. The Isaacman Employment Agreement became effective upon the IPO, with a three (3) year term, with subsequent automatic one-year renewals periods, unless the Company or Mr. J. Isaacman provides the other party with written notice of intent not to renew the Isaacman Employment Agreement.

Pursuant to the Isaacman Employment Agreement, Mr. J. Isaacman is entitled to an annual base salary of $50,000. At the discretion of our Board of Directors, Mr. J. Isaacman will be eligible to receive an annual cash bonus. Mr. J. Isaacman is entitled to receive annual restricted stock unit awards pursuant to the 2020 Plan that will not be subject to time or performance-based vesting unless otherwise required by our Compensation Committee or our Board of Directors. The Isaacman Employment Agreement also provides that Mr. J. Isaacman is eligible to participate in all employee benefit programs made available to active employees and for the Company to pay or reimburse certain business and professional expenses, including automobile leases, automobile insurance and premiums for life insurance.

Pursuant to the Isaacman Employment Agreement, upon Mr. J. Isaacman’s death or disability, upon termination of Mr. J. Isaacman’s employment by the Company with or without Cause (as defined in the Isaacman Employment Agreement) or by Mr. J. Isaacman for any reason, Mr. J. Isaacman is entitled to payment of premiums for participation in the health plan pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) for a period of up to 36 months following his termination date. These COBRA premium payments are the only severance benefits provided under the Isaacman Employment Agreement. No cash severance payments are provided under the Isaacman Employment Agreement.

Upon the occurrence of a change in control, all unvested equity awards held by Mr. J. Isaacman shall become fully vested and any awards, such as stock options, subject to exercisability will remain exercisable by Mr. J. Isaacman for up to the latter of the exercise date set forth in the applicable award agreement and, if Mr. J. Isaacman’s employment has been terminated, 180 days following the date of termination.

The Isaacman Employment Agreement includes confidentiality and assignment of intellectual property provisions, and certain restrictive covenants, including one-year post-employment non-competition and non-solicitation of customer provisions. The Isaacman Employment Agreement also includes a “best pay” provision under Section 280G of the Internal Revenue Code, pursuant to which any “parachute payments” that become payable to the executive will either be paid in full or reduced so that such payments are not subject to the excise tax under Section 4999 of the Internal Revenue Code, whichever results in the better after-tax treatment to Mr. J. Isaacman.

Taylor Lauber

On February 12, 2018, the Company entered into an employment agreement with Mr. Lauber (the “Lauber Employment Agreement”), providing for his employment as the Vice President of Strategic Projects. In 2020, Mr. Lauber accepted a new role of Chief Strategy Officer. The Lauber Employment Agreement has a three-year term, with subsequent automatic two-year renewal periods, unless the Company or Mr. Lauber provides the other party with written notice of intent not to renew the Lauber Employment Agreement.

Mr. Lauber is entitled to an annual base salary of $350,000. At the discretion of our Compensation Committee, Mr. Lauber will be eligible to receive an annual cash bonus. The Lauber Employment Agreement also provides that Mr. Lauber is eligible to participate in all employee benefit programs made available to active employees and for the Company to pay or reimburse certain business and professional expenses, including automobile leases, automobile insurance and other auto-related expenses. The Lauber Employment Agreement provides that the Company will reimburse Mr. Lauber of $2,000 monthly in auto-related expenses.

In the event of Mr. Lauber’s termination of employment due to death or disability, Mr. Lauber is entitled to receive any accrued amounts.

The Lauber Employment Agreement includes confidentiality and assignment of intellectual property provisions, and certain restrictive covenants, including three-year post-employment non-competition and non-solicitation of customer provisions.

Nancy Disman

On August 5, 2022, the Company entered into an employment agreement with Ms. Disman (the “Disman Employment Agreement”), providing for her employment as the Chief Financial Officer. The Disman Employment Agreement provides for an initial three-year term of employment with automatic one-year renewal terms unless otherwise terminated in accordance with the terms of the Disman Employment Agreement. Pursuant to the Disman Employment Agreement, Ms. Disman will receive an annual base salary of $350,000 and will be eligible to participate in the Company’s annual cash bonus program.

In connection with the commencement of her employment, Ms. Disman received a one-time signing cash bonus of $3,000,000, $2,000,000 of which was payable on the first payroll date following August 5, 2022, $500,000 of which was payable on August 5, 2023 and $500,000 of which was payable on August 5, 2024, subject to Ms. Disman’s continued service through the applicable dates; provided, that if Ms. Disman is terminated by the Company without “cause” or resigns for “good reason” (each as defined in the Disman Employment Agreement) prior to August 5, 2024, the Company will be required to pay Ms. Disman any unpaid portion of the signing bonus within 30 days of the date of such termination. In addition, Ms. Disman will be eligible to receive certain expense reimbursement allowances pursuant to the Disman Employment Agreement.

If Ms. Disman’s employment is terminated by the Company without cause or due to her resignation for good reason, she will be entitled to the following, in addition to any accrued amounts, subject to her execution and non-revocation of a release of claims agreement: (i) any earned, unpaid annual bonus for the year prior to the year of termination, (ii) continued payment of her base salary for 12 months following termination, (iii) continued group health coverage for up to 12 months following termination and (iv) any unvested outstanding equity awards will remain outstanding and eligible to be settled at the same time such awards otherwise would have settled had she remained employed on the applicable vesting date in accordance with the terms of such awards.

Under the Disman Employment Agreement, Ms. Disman will be subject to one-year post-termination non-compete and non-solicit covenants as well as a perpetual confidentiality covenant.

Outstanding Equity Awards at Fiscal Year-End

The following table summarizes the number of shares of common stock underlying outstanding equity incentive plan awards for each named executive officer as of December 31, 2024.

Name	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
Jared Isaacman	—	—	—

Nancy Disman	8/5/2022(2)	56,412	$5,854,437

	3/2/2023(2)	11,283	$1,170,950

	2/29/2024(2)	18,239	$1,892,843
Taylor Lauber	3/9/2022(2)	10,728	$1,113,352
	3/2/2023(2)	28,999	$3,009,516
	2/29/2024(2)	46,766	$4,856,800

Jordan Frankel	3/9/2022(2)	10,728	$1,113,352

	3/2/2023(2)	11,823	1,226,991

	2/29/2024(2)	18,239	1,892,843

(1)	Represents the fair market value per share of our common stock of $103.78, as of December 31, 2024.

(2)	The RSUs vest annually in three equal installments of 1/3 each on each of the first three anniversaries of the date of grant, subject to continued service through each vesting date.

Option Exercises and Stock Vested in Fiscal 2024

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(1) ($)

Jared Isaacman	62,314	5,352,773

Nancy Disman	74,742	4,805,989

Taylor Lauber	22,613	1,902,934

Jordan Frankel	17,934	1,515,029

(1)	Amounts are calculated by multiplying the number of shares vested by our closing stock price on the vesting date.

Potential Payments Upon Termination or Change in Control

Jared Isaacman

Pursuant to the Isaacman Employment Agreement, upon Mr. J. Isaacman’s death or disability, upon termination of Mr. J. Isaacman’s employment by the Company with or without Cause (as defined in the Isaacman Employment Agreement) or by Mr. J. Isaacman for any reason, Mr. J. Isaacman is entitled to payment of premiums for participation in the health plan pursuant to COBRA for a period of up to 36 months following his termination date.

Upon the occurrence of a change in control, all unvested equity awards held by Mr. J. Isaacman shall become fully vested and any awards, such as stock options, subject to exercisability will remain exercisable by Mr. J. Isaacman for up to the later of the exercise date set forth in the applicable award agreement and, if Mr. J. Isaacman’s employment has been terminated, 180 days following the date of termination.

The Isaacman Employment Agreement includes confidentiality and assignment of intellectual property provisions, and certain restrictive covenants, including one-year post-employment non-competition and non-solicitation of customer provisions. The Isaacman Employment Agreement also includes a “best pay” provision under Section 280G of the Internal Revenue Code, pursuant to which any “parachute payments” that become payable to the executive will either be paid in full or reduced so that such payments are not subject to the excise tax under Section 4999 of the Internal Revenue Code, whichever results in the better after-tax treatment to Mr. J. Isaacman.

Nancy Disman

If Ms. Disman’s employment is terminated by the Company without cause or due to her resignation for good reason, she will be entitled to the following, in addition to any accrued amounts, subject to her execution and non-revocation of a release of claims agreement: (i) any earned, unpaid annual bonus for the year prior to the year of termination, (ii) continued payment of her base salary for 12 months following termination, (iii) continued group health coverage for up to 12 months following termination and (iv) any unvested outstanding equity awards will remain outstanding and eligible to be settled at the same time such awards otherwise would have settled had she remained employed on the applicable vesting date in accordance with the terms of such awards.

Upon the occurrence of a change in control (as defined in the 2020 Plan), all unvested equity awards held by Ms. Disman shall become fully vested and any awards, such as stock options, subject to exercisability will remain exercisable by Ms. Disman for up to the later of the exercise date set forth in the applicable award agreement and, if Ms. Disman’s employment has been terminated, 180 days following the date of termination.

In addition, to the extent that any payment or benefit received in connection with a change in control of the Company would be subject to an excise tax under Section 4999 of the Internal Revenue Code, such payments and/or benefits will be subject to a “best net” reduction if such reduction would result in a greater net after-tax benefit to Ms. Disman than receiving the full amount of such payments.

Taylor Lauber

If Mr. Lauber’s employment is terminated by the Company without cause or due to his resignation for good reason, he will be entitled to the following, in addition to any accrued amounts, subject to his execution and non-revocation of a release of claims agreement: (i) any outstanding RSUs, which will accelerate and vest in full. Mr. Lauber is not entitled to any other payments upon a change in control.

Mr. Lauber will be subject to one-year post-termination non-compete and non-solicit of employee and customer covenants.

Jordan Frankel

If Mr. Frankel’s employment is terminated by the Company without cause or due to his resignation for good reason, he will be entitled to the following, in addition to any accrued amounts, subject to his execution and non-revocation of a release of claims agreement: (i) any outstanding RSUs, which will accelerate and vest in full. Mr. Frankel is not entitled to any other payments upon a change in control. Additionally, if Mr. Frankel meets the service criteria under the retirement policy, he will be entitled to retain unvested RSUs held at the time of such retirement.

Mr. Frankel will be subject to one-year post-termination non-compete and non-solicit of employee and customer covenants.

Estimated Potential Payments

The following table summarizes the payments that would be made to our NEOs upon the occurrence of certain qualifying terminations of employment or a change in control, in any case, occurring on December 31, 2024. Amounts shown do not include (i) accrued but unpaid base salary through the date of termination or (ii) other benefits earned or accrued by the NEO during his or her employment that are available to all salaried employees, such as accrued vacation.

Name	Benefit	Termination Without Cause or for Good Reason / Cause (no Change in Control) ($)	Change in Control (no Termination) ($)(1)	Termination Without Cause or for Good Reason / Cause in Connection with a Change in Control ($)

Jared Isaacman	Cash	—	—	—

	Equity Acceleration	—	—	—

	Continued Healthcare(2)	90,237	—	90,237

	Total(3)	90,237	—	90,237

Nancy Disman	Cash(4)	350,000	—	350,000

	Equity Acceleration(5)	8,918,231	—	8,918,231

	Continued Healthcare(6)	31,796	—	31,796

	Total(3)	9,300,027	—	9,300,027

Name	Benefit	Termination Without Cause or for Good Reason / Cause (no Change in Control) ($)	Change in Control (no Termination) ($)(1)	Termination Without Cause or for Good Reason / Cause in Connection with a Change in Control ($)

Taylor Lauber	Cash	—	—	—

	Equity Acceleration(5)	7,866,316	—	7,866,316

	Continued Healthcare	—	—	—

	Total(3)	7,868,316	—	7,868,316

Jordan Frankel	Cash	—	—	—

	Equity Acceleration(5)	3,119,834	—	3,119,834

	Continued Healthcare	—	—	—

	Total(3)	3,119,834	—	3,119,834

(1)	Assumes awards are not assumed or substituted in connection with the change in control.

(2)	Amount reflects Mr. J. Isaacman’s entitlement to payment of premiums for participation in the health plan pursuant to COBRA for a period of up to 36 months following his termination date.

(3)

Amounts shown are the maximum potential payment the NEO would have received as of December 31, 2024. Amounts of any reduction pursuant to the 280G best pay provision, if any, would be calculated upon actual termination of employment.

(4)	This amount reflects the continued payment of Ms. Disman’s base salary for twelve months following termination of her employment.

(5)

With respect to RSUs, the value of equity acceleration was calculated by multiplying the number of accelerated RSUs by $103.78, the closing trading price of our common stock on December 31, 2024, which was the last trading day of 2024.

(6)	This amount reflects the value of continued group health care coverage for twelve months following termination of her employment.

DIRECTOR COMPENSATION

The table below shows the compensation earned by each director other than Mr. J. Isaacman (whose compensation is set forth above) for the fiscal year ended December 31, 2024.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Jonathan Halkyard	83,750	200,000	283,750
Christopher Cruz	82,500	200,000	282,500
Sarah Grover	67,500	200,000	267,500
Karen Roter Davis	70,000	200,000	270,000
Donald Isaacman	50,000	200,000	250,000
Sam Bakhshandehpour	67,500	200,000	267,500
Seth Dallaire(2)	—	—	—

(1)

Amounts reflect the full grant-date fair value of stock awards granted during 2024 computed in accordance with ASC Topic 718, rather than the amounts paid to or realized by the named individual. We provide information regarding the assumptions used to calculate the value of all stock awards made to our directors in Note 19 to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2024.

(2)	Mr. Dallaire joined the Board on February 20, 2025.

The table below shows the aggregate numbers of option awards (exercisable and unexercisable) and unvested stock awards held as of December 31, 2024 by each non-employee director.

Name	Unvested Stock Awards Outstanding at 2024 Fiscal Year End
Jonathan Halkyard	2,757
Christopher Cruz	2,757
Sarah Grover	2,757
Karen Roter Davis	2,757
Donald Isaacman	2,757
Sam Bakhshandehpour	2,757
Seth Dallaire	—

Non-Employee Director Compensation Policy

We maintain a compensation program for our non-employee directors under which each non-employee director receives the following amounts for their service on the Board:

•

RSUs with an aggregate fair value on the date of grant equal to the product of (i) $210,000 and (y) a fraction, the numerator of which is (x) 365 minus (y) the number of days in the period beginning on the date of the annual meeting immediately preceding the non-employee director’s start date and denominator of which is 365, upon the director’s initial election or appointment to the Board (the “Initial Award”);

•	RSUs with an aggregate fair value on the date of grant of $210,000 on the date of the annual meeting (the “Annual Award”);

•	An annual director fee of $50,000; and

•	If the director serves on a committee of our Board or in the other capacities stated below, an additional annual fee as follows:

○	Chair of the Audit Committee, $30,000;

○	Audit Committee member other than the chair, $15,000;

○	Chair of the Compensation Committee, $22,500;

○	Compensation Committee member other than the chair, $10,000;

○	Chair of the Nominating and Corporate Governance Committee, $18,000; and

○	Nominating and Corporate Governance Committee member other than the chair, $5,500.

Initial Awards will vest in full on the first anniversary of the date of grant. Annual Awards will vest in full on the first anniversary of the date of grant. In addition, all unvested Initial Awards and Annual Awards vest in full upon the occurrence of a change in control.

Director fees under the program are payable in arrears in four equal quarterly installments, provided that the amount of each payment is prorated for any portion of a quarter that a director is not serving on our Board.

CEO Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K, we are required to disclose the total compensation paid to our median paid employee and ratio of our Chief Executive Officer’s annual total compensation to the annual total compensation of our other employees.

The annual total compensation for 2024 for our Chief Executive Officer was $9,473,198, as reported in the Summary Compensation Table. The annual total compensation for 2024 for our median employee, identified as discussed below, was $59,200 calculated in accordance with the rules applicable to the Summary Compensation Table. Based on this information, for 2024, the ratio of the annual total compensation of our Chief Executive Officer to the median of the annual total compensation of our other employees was approximately 160:1.

Methodology, Assumptions and Estimates Used in Determining our Pay Ratio Disclosure

The median employee that was used for purposes of calculating the ratio of the annual total compensation of our Chief Executive Officer to the median of the annual total compensation of all employees is the same employee that was identified for purposes of our 2024 disclosure. When identifying the median employee for our 2024 disclosure, we selected December 31, 2024 as the date for establishing the employee population used in identifying the median employee. We identified the median employee using the consistently applied compensation measure that closely approximates the annual target total direct compensation of our employees. Specifically, we identified the median employee by aggregating, for each employee as of December 31, 2024: (1) annual base pay and (2) the target value for equity awards granted to be awarded in 2024 and (3) the target value for our annual incentive plan bonus. In identifying the median employee, we converted compensation amounts paid in foreign currencies based on the last currency conversion update of December 31, 2023. We captured all full-time and part-time employees. We did not exclude workers in non-U.S. countries and did not make any cost-of-living adjustments. Base salary or wages for temporary employees were not included. The annual total compensation of the median employee and the annual total compensation of the CEO were calculated in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K.

The pay ratio reported above is a reasonable estimate calculated in a manner consistent with SEC rules based on our internal records and the methodology described above. Because the SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices, the pay ratio reported above should not be used as a basis for comparison between companies by other companies. In addition, we expect the Company’s annually reported pay ratio may vary significantly year over year, given the size of the Company and the potential variability in Company employee compensation.

We have assessed our compensation programs for all employees and concluded that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on us. Management has evaluated our executive and employee compensation and benefits programs to determine if these programs’ provisions and operations create undesired or unintentional risk of a material nature. The risk assessment process includes a review of program policies and practices; analysis to identify risks and risk controls related to our compensation programs; and determinations as to the sufficiency of risk identification, the balance of potential risk to potential reward, the effectiveness of our risk controls and the impacts of our compensation programs and their risks to our strategy. Although we periodically review all compensation programs, we focus on the programs with variability of payout, with the ability of a participant to directly affect payout and the controls on participant action and payout. In relation to this, we believe that our incentive compensation arrangements provide incentives that do not encourage risk taking beyond our ability to effectively identify and manage significant risks and are compatible with effective internal controls and our risk management practices. Our review considers that the program contains certain design features that mitigate the likelihood of excessive risk-taking behavior, such as:

•	Overall incentive program includes discretionary assessment of performance and is not purely formulaic

•	Pay program is heavily weighted towards equity compensation for executives

•	Equity grants to the executives other than the Chief Executive Officer vest over multiple years

•	The Chief Executive Officer is also a founder and retains a significant ownership stake in the business; such structure will see changes if the Chief Executive Officer changes

•

The Chief Executive Officer’s compensation is provided almost entirely through equity compensation based on a discretionary assessment by the Compensation Committee; this may be adjusted in future assessments

•	Incentive targets include multiple metrics and are reviewed and approved by the Compensation Committee

The Compensation Committee monitors our compensation programs on an annual basis and expects to make modifications as necessary to address any changes in our business or risk profile.

PAY VERSUS PERFORMANCE
Pay Versus Performance Table
The following table sets forth information concerning the compensation of our NEOs for each of the fiscal years ended December 31, 2021, 2022, 2023 and 2024, and our financial performance for each such fiscal year:

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)

Year	Summary Compensation Table Total for PEO ($)	Compensation Actually Paid to PEO ($) (1)	Average Summary Compensation Table Total for Non-PEO NEOs ($)	Average Compensation Actually Paid to Non-PEO NEOs ($) (1)	Value of Initial Fixed $100 Investment Based on:		Net Income ($) (3)	Adj. EBITDA (4)
					Total Shareholder Return ($)	Peer Group Total Shareholder Return ($) (2)
2024	9,473,198	9,473,198	4,359,574	6,539,360	313	262	294.5	677.4
2023	8,936,909	8,936,909	4,361,527	7,179,542	222	191	122.9	459.9
2022	7,096,370	7,096,370	5,851,748	6,409,839	167	122	86.7	289.7
2021	6,235,828	6,235,828	1,513,268	1,400,475	173	172	-74.0	167.2
2020	744,765	744,765	18,331,700	18,341,467	225	129	-111.4	87.7

(1)
Amounts represent compensation actually paid to our PEO and the average compensation actually paid to our remaining NEOs for the relevant fiscal year, as determined under SEC rules (and described below), which includes the individuals indicated in the table below for each fiscal year:

Year	PEO	Non-PEO NEOs
2024	Jared Isaacman	Nancy Disman, Taylor Lauber and Jordan Frankel
2023	Jared Isaacman	Nancy Disman, Taylor Lauber and Jordan Frankel
2022	Jared Isaacman	Brad Herring, Nancy Disman, Taylor Lauber and Jordan Frankel
2021	Jared Isaacman	Brad Herring, Taylor Lauber and Jordan Frankel
2020	Jared Isaacman	Taylor Lauber and Jordan Frankel

(2)	For the relevant fiscal year, represents the cumulative TSR (the “Peer Group TSR”) of the S&P 500 IT Index.
(3)	Net Income figures have been updated from prior year’s definitive proxy statement to include income derived from noncontrolling interests.
(4)
Adjusted EBITDA is a
non-GAAP
measure. For a reconciliation of the differences between Adjusted EBITDA and the most directly comparable financial measure calculated and presented in accordance with GAAP, see Appendix A. These figures have been updated from last year’s definitive proxy statement to reflect adjustments used to determine our annual incentive program payout.

Compensation actually paid to our NEOs represents the “Total” compensation reported in the “Summary Compensation Table” for 2024, as adjusted as follows:

Adjustments	2023		2024

	PEO	Average Non-PEO NEOs	PEO	Average Non-PEO NEOs

Summary Compensation Table Total	8,936,909	4,361,527	9,473,198	4,359,574

Deduction for Amounts Reported under the “Stock Awards” and “Option Awards” Columns in the Summary Compensation Table for Applicable FY	(8,449,978)	(3,579,996)	(9,050,000)	(3,576,667)

Increase based on ASC 718 Fair Value of Awards Granted during Applicable FY that Remain Unvested as of Applicable FY End, determined as of Applicable FY End	0	3,833,169	0	4,321,122

Increase based on ASC 718 Fair Value of Awards Granted during Applicable FY that Vested during Applicable FY, determined as of Vesting Date	8,449,978	0	9,050,000	0

Increase/deduction for Awards Granted during Prior FY that were Outstanding and Unvested as of Applicable FY End, determined based on change in ASC 718 Fair Value from Prior FY End to Applicable FY End	0	(4,188,190)	0	(3,786,682)

Increase/deduction for Awards Granted during Prior FY that Vested During Applicable FY, determined based on change in ASC 718 Fair Value from Prior FY End to Vesting Date	0	(6,753,033)	0	5,222,011

Deduction of ASC 718 Fair Value of Awards Granted during Prior FY that were Forfeited during Applicable FY, determined as of Prior FY End	—	—	—	—

Increase based on Dividends or Other Earnings Paid during Applicable FY prior to Vesting Date	—	—	—	—

Increase based on Incremental Fair Value of Options/SARs Modified during Applicable FY	—	—	—	—

Deduction for Change in the Actuarial Present Values reported under the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” Column of the Summary Compensation Table for Applicable FY	—	—	—	—

Increase for Service Cost and, if applicable, Prior Service Cost for Pension Plans	—	—	—	—

TOTAL ADJUSTMENTS	0	2,818,016	0	2,179,785

Compensation Actually Paid (SCT minus deductions plus total adjustments)	8,936,909	7,179,542	9,473,198	6,539,360

Narrative Disclosure to Pay Versus Performance Table
Relationship Between Financial Performance Measures
The graphs below
compare
the compensation actually paid to our PEO and the average of the compensation actually paid to our remaining NEOs with (i) our cumulative TSR, (ii) the TSR of the S&P 500 IT Index (as shown previously in our
10-K),
(iii) our net income, and (iv) our adjusted EBITDA, in each case, for the fiscal years ended December 31, 2020, 2021, 2022, 2023 and 2024.
TSR amounts reported in the graph assume an
initial
fixed investment of $100 as of close of business on our IPO date of June 5, 2020, and that all dividends, if any, were reinvested.

“Compensation Actually
Paid
” figures are not strongly correlated with financial performance or TSR performance of the Company because many factors are considered when deciding compensation levels for executives beyond these metrics. Further discussion on the inputs we consider when determining compensation levels can be found in the “Compensation Discussion and Analysis” section of this document.
Pay Versus Performance Tabular List
We believe the following performance measures represent the most important financial performance measures used by us to link compensation actually paid to our NEOs for the fiscal year ended December 31, 2024:

•	End-to-end payment volume;

•	Gross revenue less network fees; and

•	Adjusted EBITDA
For additional details regarding our most important financial performance measures, please see the section titled “Executive Summary
-
2024 Compensation Highlights” in our CD&A elsewhere in this proxy statement.

Securities Authorized For Issuance under Equity Compensation Plans

Plan Category:	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants, and Rights		Weighted Average Exercise Price of Outstanding Options, Warrants, and Rights	Number of Securities Available for Future Issuance Under Equity Compensation Plans (excludes securities reflected in first column)(3)
Equity compensation plans approved by security holders(1)	2,345,210	(2)		861,794
Equity compensation plans not approved by security holders	—		—

Total	2,345,210		—	861,794

(1)	Consists of the Shift4 Payments, Inc. Amended and Restated 2020 Stock Incentive Plan (the “2020 Plan”).

(2)	Consists of RSUs issued under the 2020 Plan.

(3)

Consists of 861,794 shares available for future issuance under the 2020 Plan as of December 31, 2023. An additional 1,770,724 shares were authorized on February 29, 2024. The 2020 Plan provides for an annual increase on the first day of each calendar year beginning January 1, 2023 and ending on and including on January 1, 2032, equal to the lesser of (A) 2.0% of the shares outstanding (on an as-converted basis, taking into account any and all securities convertible into, or exercisable, exchangeable or redeemable for, shares of common stock (including LLC Interests of Shift4 Payments, LLC)) on the last day of the immediately preceding fiscal year and (B) such smaller number of Shares as determined by the Board; provided that no more than 7,500,000 shares may be issued upon the exercise of incentive stock options.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis set forth above. Based on such review and discussions, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

Christopher Cruz (Chair)

Sam Bakhshandehpour

Karen Roter Davis

Sarah Grover

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our Class A common stock, Class B common stock and Class C common stock, for:

•	each person known by us to beneficially own more than 5% of our Class A common stock, Class B common stock or our Class C common stock;

•	each of our directors (which includes all nominees);

•	each of our named executive officers; and

•	each of our executive officers and directors as a group as of April 22, 2025, unless otherwise indicated.

We have based our calculation of the percentage of beneficial ownership on 67,471,184 shares of our Class A common stock outstanding, 19,801,028 shares of our Class B common stock outstanding and 1,347,373 shares of our Class C common stock outstanding as of April 22, 2025, unless specifically noted otherwise. The number of shares beneficially owned by each stockholder is determined under rules issued by the SEC and includes voting or investment power with respect to securities. These rules generally provide that a person is the beneficial owner of securities if such person has or shares the power to vote or direct the voting thereof, or to dispose or direct the disposition thereof or has the right to acquire such powers within 60 days. Unless otherwise indicated, the address of all listed stockholders is c/o Shift4 Payments, Inc., 3501 Corporate Parkway, Center Valley, Pennsylvania 18034. Each of the stockholders listed has sole voting and investment power with respect to the shares beneficially owned by the stockholder unless noted otherwise, subject to community property laws where applicable.

	Number of Shares of Class A common stock Beneficially Owned(1)	Percentage of Shares of Class A common stock Beneficially Owned	Number of Shares of Class B common Stock Beneficially Owned	Percentage of Shares of Class B common stock Beneficially Owned	Number of Shares of Class C common stock Beneficially Owned	Percentage of Shares of Class C common stock Beneficially Owned	Combined Voting Power Percentage(2)
5% or Greater Stockholders
BlackRock, Inc.(3)	6,210,689	9.20%	-	-	-	-	2.23%
Wasatch Advisors LP(4)	5,883,186	8.72%	-	-	-	-	2.11%
Vanguard Group Inc.(5)	5,314,673	7.88%	-	-	-	-	1.91%
Durable Capital Partners LP(6)	4,768,807	7.07%	-	-	-	-	1.71%
Darlington Partners Capital Management, LP(7)	3,501,907	5.19%	-	-	-	-	1.26%
Named Executive Officers and Directors
Jared Isaacman(8)	743,289	*	19,801,028	100.0%	1,347,373	100.0%	76.00%
Nancy Disman	57,812	*	-	-	-	-	*
Jordan Frankel	169,056	*	-	-	-	-	*
Taylor Lauber	100,156	*	-	-	-	-	*
Sam Bakhshandehpour(9)	7,305	*	-	-	-	-	*
Christopher Cruz(10)	8,302	*	-	-	-	-	*
Seth Dallaire(11)	617
Karen Roter Davis(12)	9,349	*	-	-	-	-	*
Sarah Grover(13)	8,474	*	-	-	-	-	*
Jonathan Halkyard(14)	14,154	*	-	-	-	-	*

	Number of Shares of Class A common stock Beneficially Owned(1)	Percentage of Shares of Class A common stock Beneficially Owned	Number of Shares of Class B common Stock Beneficially Owned	Percentage of Shares of Class B common stock Beneficially Owned	Number of Shares of Class C common stock Beneficially Owned	Percentage of Shares of Class C common stock Beneficially Owned	Combined Voting Power Percentage(2)
Donald Isaacman(15)	22,746	*	-	-	-	-	*
All executive officers and directors as a group (11 persons)(16)	1,141,260	1.70%	19,801,028	100.0%	1,347,373	100.0%	76.20%

*	Represents beneficial ownership of less than 1%.

(1)

Each common unit is redeemable from time to time at each holder’s option for, at our election (determined solely by our independent directors (within the meaning of the rules of the NYSE) who are disinterested), newly issued shares of our Class A common stock on a one for one basis or a cash payment equal to a volume weighted average market price of one share of Class A common stock for each common unit redeemed, in each case, in accordance with the terms of the Shift4 Payments LLC Agreement; provided that, at our election (determined solely by our independent directors (within the meaning of the rules of the NYSE) who are disinterested), we may effect a direct exchange by Shift4 Payments, Inc. of such Class A common stock or such cash, as applicable, for such LLC Interests. The Continuing Equity Owners may exercise such redemption right for as long as their LLC Interests remain outstanding. See “Certain Relationships and Related Person Transactions Shift4 Payments LLC Agreement.” Simultaneously with the payment of cash or shares of Class A common stock, as applicable, in connection with a redemption or exchange of LLC Interests pursuant to the terms of the Shift4 Payments LLC Agreement, a number of shares of our Class B common stock registered in the name of the redeeming or exchanging Continuing Equity Owner will be cancelled for no consideration on a one for one basis with the number of LLC Interests so redeemed or exchanged. In this table, beneficial ownership of LLC Interests has not been reflected as beneficial ownership of shares of our Class A common stock for which such LLC Interests may be exchanged.

(2)

Represents the percentage of voting power of our Class A common stock, Class B common stock and Class C common stock voting as a single class. Each share of Class A common stock entitles the registered holder thereof to one vote per share, each share of Class B common stock entitles the registered holder thereof to ten votes per share and each share of Class C common stock entitles the registered holder thereof to ten votes per share on all matters presented to stockholders for a vote generally, including the election of directors. The Class A common stock, Class B common stock and Class C common stock will vote as a single class on all matters except as required by law or our Amended and Restated Certificate of Incorporation.

(3)

Based solely on a Schedule 13G filed on February 4, 2025 by BlackRock, Inc. BlackRock, Inc. has sole voting power over 6,060,216 shares, shared voting power over no shares, sole dispositive power over 6,210,689 shares, and shared dispositive power over no shares. The principal business address of BlackRock, Inc. is 50 Hudson Yards New York, NY 10001.

(4)

Based solely on a Schedule 13G filed on November 11, 2024 by Wasatch Advisors LP. Wasatch Advisors LP has sole voting power over 5,883,186 shares, shared voting power over no shares, sole dispositive power over 5,883,186 shares, and shared dispositive power over no shares. The principal business address of Wasatch Advisors LP is 505 Wakara Way, Salt Lake City, UT 84108.

(5)

Based solely on a Schedule 13G/A filed on February 13, 2024 by The Vanguard Group. The Vanguard Group has sole voting power over no shares, shared voting power over 24,309 shares, sole dispositive power over 5,233,261 shares, and shared dispositive power over 81,412 shares. The Vanguard Group, Inc.’s clients, including investment companies registered under the Investment Company Act of 1940 and other managed accounts, have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the securities. The principal business address of The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.

(6)

Based solely on a Schedule 13G/A filed on February 12, 2024 by Durable Capital Partners LP. Durable Capital Partners LP has sole voting power over 4,768,807 shares, shared voting power over no shares, sole dispositive power over 4,768,807 shares, and shared dispositive power over no shares. Durable Capital Master Fund LP directly holds the shares. Durable Capital Partners LP, as the investment adviser to Durable Capital Master Fund LP, has sole power to direct the vote and disposition of the Shares. Durable Capital Partners GP LLC is the general partner of the Durable Capital Partners LP, and Henry Ellenbogen is the chief investment officer of the Durable Capital Partners LP and the managing member of Durable Capital Partners GP LLC. The principal business address of Durable Capital Partners LP is 4747 Bethesda Avenue, Suite 1002, Bethesda, Maryland 20814.

(7)

Based solely on a Schedule 13G filed on March 25, 2025 by Darlington Partners Capital Management, LP (“DPCM LP”). Consists of (i) 3,501,907 shares of our Class A common stock beneficially held by DPCM LP, with sole voting power over no shares, shared voting power over 3,501,907 shares, sole dispositive power over no shares, and shared dispositive power over 3,501,907 shares, (ii) 3,501,907 shares of our Class A common stock beneficially held by Darlington Partners GP, LLC (“DP GP”), with sole voting power over no shares, shared voting power over 3,501,907 shares, sole dispositive power over no shares, and shared dispositive power over 3,501,907 shares, (iii) 3,501,907 shares of our Class A common stock beneficially held by Darlington Partners, L.P. (“Darlington”), with sole voting power over no shares, shared voting power over 3,501,907 shares, sole dispositive power over no shares, and shared dispositive power over 3,501,907 shares, (iv) 3,501,907 shares of our Class A common stock beneficially held by Scott W. Clark, with sole voting power over no shares, shared voting power over 3,501,907 shares, sole dispositive power over no shares, and shared dispositive power over 3,501,907 shares, and (v) 3,501,907 shares of our Class A common stock beneficially held by Ramsey B. Jishi, with sole voting power over no shares, shared voting power over 3,501,907 shares, sole dispositive power over no shares, and shared dispositive power over 3,501,907 shares. DPCM LP is the investment adviser of private investment funds, including Darlington (together, the “Funds”). DP GP is the general partner of DPCM LP and the Funds. Mr. Clark and Mr. Jishi are the managers of DP GP. Each filer disclaims membership in a group. Each reporting person disclaims beneficial ownership of Class A common stock except to the extent of that person’s pecuniary interest therein. The principal business address of DPCM LP, DP GP, Darlington, Mr. Clark, and Mr. Jishi is 300 Drakes Landing Road, Suite 290, Greenbrae, CA 94904.

(8)

Consists of (i) 743,289 shares of Class A common stock; (ii) 19,801,028 LLC Interests held by Rook; (iii) 19,801,028 shares of Class B common stock held by Rook; (iv) 1,175,551 shares of Class C common stock held by Rook; and (v) 171,822 shares of Class C common stock held by Mr. J. Isaacman’s dependents. As the sole stockholder of Rook, Mr. J. Isaacman may be deemed to have sole voting and investment power with respect to such securities. As of the date of the filing of this proxy statement, Rook has pledged, hypothecated or granted security interests in 15,000,000 LLC Interests and 15,000,000 shares of Class B common stock held by Rook pursuant to a margin loan agreement with customary default provisions. In the event of a default under such agreement, the secured parties may foreclose upon any and all shares of securities pledged to them and may seek recourse against the pledgor. See “Certain Relationships and Related Person Transactions Issuer Agreements.” The address for Rook is 3501 Corporate Parkway, Center Valley, Pennsylvania 18034. Simultaneously with the payment of cash or shares of Class A common stock, as applicable, in connection with a redemption or exchange of LLC Interests pursuant to the terms of the Shift4 Payments LLC Agreement, a number of shares of our Class B common stock registered in the name of the redeeming or exchanging Continuing Equity Owner will be cancelled for no consideration on a one for one basis with the number of LLC Interests so redeemed or exchanged. In this table, beneficial ownership of LLC Interests has not been reflected as beneficial ownership of shares of our Class A common stock for which such LLC Interests may be exchanged.

(9)	Consists of 4,548 shares of Class A common stock and (ii) 2,757 restricted stock units vesting within 60 days of April 22, 2025.

(10)	Consists of (i) 5,545 shares of Class A common stock and (ii) 2,757 restricted stock units vesting within 60 days of April 22, 2025.

(11)	Consists of 617 restricted stock units vesting within 60 days of April 22, 2025.

(12)	Consists of (i) 6,592 shares of Class A common stock and (ii) 2,757 restricted stock units vesting within 60 days of April 22, 2025.

(13)	Consists of (i) 5,717 shares of Class A common stock and (ii) 2,757 restricted stock units vesting within 60 days of April 22, 2025.

(14)	Consists of (i) 11,397 shares of Class A common stock and (ii) 2,757 restricted stock units vesting within 60 days of April 22, 2025.

(15)	Consists of (i) 19,989 shares of Class A common stock and (ii) 2,757 restricted stock units vesting within 60 days of April 22, 2025.

(16)

Consists of (i) 1,141,260 shares of Class A common stock ; (ii) 19,801,028 LLC Interests; (iii) 19,801,028 shares of Class B common stock; (iv) 1,347,373 shares of Class C common stock; and (v) 17,159 restricted stock units vesting within 60 days of April 22, 2025.

DELINQUENT SECTION 16(A) REPORTS

Section 16(a) of the Exchange Act requires our executive officers and directors, our principal accounting officer and persons who beneficially own more than 10% of our common stock to file with the SEC reports of their ownership and changes in their ownership of our common stock. To our knowledge, based solely on review of the copies of such reports and amendments to such reports with respect to the year ended December 31, 2024 filed with the SEC and on written representations by our directors and executive officers, all required Section 16 reports under the Exchange Act for our directors, executive officers, principal accounting officer and beneficial owners of greater than 10% of our common stock were filed on a timely basis during the year ended December 31, 2024 other than one Form 4 reporting one transaction for James J. Whalen and one Form 4 reporting one transaction for Nancy Disman.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

The following are certain transactions, arrangements and relationships with our directors, executive officers and stockholders owning 5% or more of our outstanding common stock, or any member of the immediate family of any of the foregoing persons, since January 1, 2024, other than certain equity and other compensation, termination, change in control and other arrangements that are described under “Executive Compensation.”

Aircraft and Property Usage

We have a service agreement with Mr. J. Isaacman, our Founder, Chief Executive Officer and Chairman of the Board of Directors, including access to aircrafts and property. We incurred expenses for this service in the amount of $1.0 million for the year ended December 31, 2024. There were no amounts outstanding at December 31, 2024.

Tax Receivable Agreement

On June 4, 2020, we entered into a tax receivable agreement (the “Tax Receivable Agreement” or “TRA”) with Shift4 Payments, LLC, each of the Continuing Equity Owners and the Blocker Shareholders that provides for the payment by us to the Continuing Equity Owners and the Blocker Shareholders of 85% of the amount of certain tax benefits, if any, that we actually realize, or in some circumstances are deemed to realize in its tax reporting, including certain favorable tax attributes from the Blocker Companies, basis adjustments in our share of the tax basis of the assets of Shift4 Payments, LLC, basis increases in connection with the purchase of LLC Interests directly from certain of the Continuing Equity Owners in the Transactions and certain other tax benefits attributable to payments made under the Tax Receivable Agreement. Shift4 Payments, LLC intends to have in effect an election under Section 754 of the Internal Revenue Code effective for each taxable year in which a redemption or exchange (including deemed exchange, and including for this purpose the purchase of LLC Interests directly from certain Continuing Equity Owners) of LLC Interests for Class A common stock or cash occurs. These tax benefit payments are not conditioned upon one or more of the Continuing Equity Owners maintaining a continued ownership interest in Shift4 Payments, LLC. If a Continuing Equity Owner transfers LLC Interests but does not assign to the transferee of such units its rights under the Tax Receivable Agreement, such Continuing Equity Owner generally will continue to be entitled to receive payments under the Tax Receivable Agreement arising in respect of a subsequent exchange of such LLC Interests. In general, the Continuing Equity Owners’ and Blocker Shareholders’ rights under the Tax Receivable Agreement may be assigned, sold, pledged or otherwise alienated to any person, without our consent, provided such person executes and delivers a joinder to the Tax Receivable Agreement agreeing to succeed to the applicable Continuing Equity Owner’s or Blocker Shareholder’s interest therein. As of December 31, 2024, we recognized the full $365.5 million TRA liability after concluding it was probable that, based on estimates of future taxable income, we will realize tax benefits associated with the TRA.

As noted above, in December 2024, President Donald Trump nominated Mr. Isaacman to be the next administrator of the NASA. In connection with Mr. Isaacman’s nomination, the Company entered into an agreement (the “Restructuring Transaction Agreement”) on April 29, 2025 with Mr. Isaacman and Rook to simplify the Company’s organizational and capital structure, including collapsing the Company’s current “Up-C” structure (the “Up-C Collapse”) via a taxable exchange, for which Mr. Isaacman is responsible for his own tax liabilities that will be substantial, and the assignment and waiver of the TRA (collectively, the “Restructuring Transaction”). The final terms of the Restructuring Transaction will be set and disclosed when available.

Shift4 Payments LLC Agreement

On June 4, 2020, Shift4 Payments, LLC amended and restated its Amended and Restated Limited Liability Agreement to, among other things, (i) provide for a new single class of common membership interests in Shift4 Payments, LLC (the “common units”); (ii) exchange all of the then-existing membership interests of the Original Equity Owners for common units of Shift4 Payments, LLC; and (iii) appoint us as the sole manager of Shift4 Payments, LLC.

The Shift4 Payments LLC Agreement also provides a redemption right to the Continuing Equity Owners which will entitle them to have their LLC Interests redeemed for, at our election (determined solely by our independent directors (within the meaning of the rules of the NYSE) who are disinterested), newly-issued shares of our Class A common stock on a one-for-one basis or a cash payment equal to a volume weighted average market price of one share of Class A common stock for each common unit redeemed, in each case in accordance with the terms of the Shift4 Payments LLC Agreement; provided that, at our election (determined solely by our independent directors (within the meaning of the rules of the NYSE) who are disinterested), we may effect a direct exchange by Shift4 Payments, Inc. of such Class A common stock or such cash, as applicable, for such LLC Interests. The Continuing Equity Owners may exercise such redemption right for as long as their LLC Interests remain outstanding. In connection with the exercise of the redemption or exchange of LLC Interests (1) the Continuing Equity Owners will be required to surrender a number of shares of our Class B common stock registered in the name of such redeeming or exchanging Continuing Equity Owner (or its applicable affiliate), which we will cancel for no consideration on a one-for-one basis with the number of LLC Interests so redeemed or exchanged and (2) all redeeming members will surrender LLC Interests to Shift4 Payments, LLC for cancellation.

The Shift4 Payments LLC Agreement requires Shift4 Payments, LLC to take all actions with respect to its LLC Interests, including issuances, reclassifications, distributions, divisions or recapitalizations, such that (1) we at all times maintain a ratio of one LLC Interest owned by us, directly or indirectly, for each share of Class A common stock and Class C common stock issued by us, and (2) Shift4 Payments, LLC at all times maintain (a) a one- to-one ratio between the number of shares of Class A common stock and Class C common stock issued by us and the number of LLC Interests owned by us and (b) a one-to-one ratio between the aggregate number of shares of Class B stock owned by Searchlight and our Founder, collectively, and the number of LLC Interests owned by Searchlight and our Founder, collectively.

Stockholders Agreement

Pursuant to the Stockholders Agreement, Searchlight had the right to designate certain of our directors (the “Searchlight Directors”), which were two Searchlight Directors for as long as Searchlight directly or indirectly, beneficially owned, in the aggregate, 25% or more of our Class A common stock (including any shares of Class C common stock beneficially owned by Searchlight) or one Searchlight Director for as long as Searchlight directly or indirectly, beneficially owned, in the aggregate, less than 25% but over 10% of our Class A common stock (including any shares of Class C common stock beneficially owned by Searchlight), in each case, assuming that all outstanding LLC Interests in Shift4 Payments, LLC were redeemed for newly issued shares of our class A common stock on a one-for-one basis, and Rook has the right to designate certain of our directors (the “Founder Directors”), which will be two Founder Directors for as long as Rook directly or indirectly, beneficially owns, in the aggregate, 25% or more of our Class A common stock (including any shares of Class C common stock beneficially owned by our Founder) or one Founder Director for as long as Rook directly or indirectly, beneficially owns, in the aggregate, less than 25% but over 10% of our Class A common stock (including any shares of Class C common stock beneficially owned by our Founder), in each case, assuming that all outstanding LLC Interests are redeemed for newly issued shares of our Class A common stock on a one-for-one basis. As of April 22, 2025, Searchlight beneficially owned no shares of our Class A common stock (including (i) LLC Interests redeemable or exchangeable by Searchlight for shares of Class A common stock pursuant to the Shift4 Payments LLC Agreement and (ii) any shares of Class C common stock beneficially owned by Searchlight) and is no longer entitled to designate a nominee for election to our Board. The rights and obligations of Searchlight under the Stockholders Agreement terminated after Searchlight ceased owning any shares of our Class A common stock, Class B common stock or Class C common stock. A majority of the directors (with Mr. Cruz abstaining) agreed in writing that Mr. Cruz is not required to resign as a result of such decrease in designation rights. Each of Searchlight and Rook also agreed to vote, or cause to vote, all of their outstanding shares of our Class A common stock, Class B common stock and Class C common stock at any annual or special meeting of stockholders in which directors are elected, so as to cause the election of the Searchlight Directors and Founder Directors. Additionally, pursuant to the Stockholders Agreement, we shall take all commercially reasonable actions to cause (1) the Board to be comprised of at least seven directors or such other number of directors as our

Board may determine; (2) the individuals designated in accordance with the terms of the Stockholders Agreement to be included in the slate of nominees to be elected to the Board at the next annual or special meeting of our stockholders at which directors are to be elected and at each annual meeting of our stockholders thereafter at which a director’s term expires; and (3) the individuals designated in accordance with the terms of the Stockholders Agreement to fill the applicable vacancies on the Board. The Stockholders Agreement allows for the Board to reject the nomination, appointment or election of a particular director if such nomination, appointment or election would constitute a breach of the Board’s fiduciary duties to our stockholders or does not otherwise comply with any requirements of our Amended and Restated Certificate of Incorporation, our Amended and Restated Bylaws, the Nominating and Corporate Governance Committee Charter or the Corporate Governance Guidelines.

In addition, the Stockholders Agreement provides that for as long as Searchlight or Rook, respectively, beneficially owns, directly or indirectly, in the aggregate, 25% or more of all issued and outstanding shares of our Class A common stock (assuming that all outstanding LLC Interests are redeemed for newly issued shares of our Class A common stock on a one-for-one basis and including any shares of Class C common stock beneficially owned by Searchlight or our Founder), we will not take, and will cause our subsidiaries not to take, certain actions (whether by merger, consolidation or otherwise) without the prior written approval of Searchlight or Rook, respectively, including, subject to certain exceptions:

•

any transaction or series of related transactions, in which any “person” or “group” acquires, directly or indirectly, in excess of 50% of our then outstanding shares of any class of our capital stock or has the direct or indirect power to elect a majority of the members of our Board;

•	the reorganization, recapitalization, voluntary bankruptcy, liquidation, dissolution or winding-up of us;

•	the sale, lease or exchange of all or substantially all of our property and assets;

•

any actions (including, without limitation, any debt recapitalizations, refinancings, amendments, revolver drawings, repayments and compliance report review) with respect to our debt capitalization in excess of $100.0 million;

•	the declaration or payment of any dividends or other distributions by us;

•	any buyback, purchase, repurchase, redemption or other acquisition by us of any of our securities;

•	the (i) resignation, replacement or removal of the Company as the sole manager of Shift4 Payments, LLC or (ii) appointment of any additional person as a manager of Shift4 Payments, LLC;

•	any acquisition or disposition of our assets where the aggregate consideration for such assets is greater than $25.0 million in any single transaction or series of related transactions;

•	the creation of a new class or series of capital stock or equity securities of us;

•	any issuance of additional shares of Class A common stock, Class B common stock, Class C common stock, preferred stock or other of our equity securities;

•	any amendment or modification of our organizational documents;

•	entering into, modifying, amending or terminating any material contracts;

•	any new joint venture with a non-affiliate third-party;

•

the commencement, settlement or compromise of any litigation, claim, arbitration or other adversarial proceeding, governmental investigation, or proceeding involving an amount in dispute in excess of $500,000; or

•	any increase or decrease of the size of our Board.

The Stockholders Agreement terminates upon the earlier to occur of (i) each of Searchlight and Rook cease to own any of our Class A common stock, Class B common stock or Class C common stock, (ii) each of Searchlight and Rook cease to have board designation rights under the Stockholders Agreement, or (iii) by unanimous consent of Searchlight and Rook. The rights and obligations of Searchlight under the Stockholders Agreement terminated after Searchlight ceased owning any shares of our Class A common stock, Class B common stock or Class C common stock.

Issuer Agreements

On September 7, 2021, in connection with the September 2021 VPF Contract (as defined below), the Company entered into an issuer agreement by and among the Company, Rook SPV II (as defined below), Shift4 Payments, LLC and the September 2021 Dealer (as defined below), in which the Company, among other matters, provides for certain acknowledgements and agreements relating to the enforcement of the rights and remedies of the September 2021 Dealer under the September 2021 VPF Contract and related documents. As of September 2024, the September 2021 VPF Contract settled in full and there are no remaining obligations of any party under the related issuer agreement.

On December 19, 2022, in connection with the margin loan and the pledge by Mr. J. Isaacman, our Founder, Chief Executive Officer and Chairman of the Board, through a wholly owned special purpose vehicle (the “Rook SPV III”), of 15.0 million shares of Class B common stock and equal number of LLC Interests pursuant to a margin loan agreement (the “December 2022 Margin Loan”), the Company entered into an issuer agreement by and among the Company, Rook SPV III, Shift4 Payments, LLC and Citibank, N.A., in which the Company, among other matters, provided for certain acknowledgements and agreements relating to the enforcement of the rights and remedies of Citibank, N.A. under such margin loan agreement and related documents. If Mr. J. Isaacman, through Rook SPV III, were to default on his obligations under the December 2022 Margin Loan and fail to cure such default, the lender would have the right to exchange and sell up to 15.0 million shares of Class B common stock to satisfy such obligation. Such an event could cause our stock price to decline.

Variable Prepaid Forward Contract

On September 7, 2021, Mr. J. Isaacman, through a wholly-owned special purpose vehicle (the “Rook SPV II”), entered into two variable prepaid forward contracts (the “September 2021 VPF Contracts”) with an unaffiliated dealer (the “September 2021 Dealer”), one covering approximately 2.18 million shares of the Company’s Class A common stock and the other covering approximately 2.26 million shares of the Company’s Class A common stock. The September 2021 VPF Contracts settled on specified dates in June, July, August and September 2024, at which time the actual number of shares of the Company’s Class A common stock to be delivered by the Rook SPV II were determined based on the price of the Company’s Class A common stock on such dates relative to the forward floor price of approximately $66.42 per share and the forward cap price of approximately $112.09 per share for the contract covering approximately 2.18 million shares of the Company’s Class A common stock, and to the forward floor price of $66.4240 per share and the forward cap price of approximately $120.39 per share for the contract covering approximately 2.26 million shares of the Company’s Class A common stock, with the aggregate number not to exceed approximately 4.44 million shares, which was the aggregate number of shares of Company’s Class B common stock and their associated common units of Shift4 Payments, LLC pledged by the Rook SPV II to secure its obligations under the contracts. As of September 2024, the September 2021 VPF Contract settled in full and there are no remaining obligations of any party under the related issuer agreement.

Mr. J. Isaacman, through the Rook SPV II, entered into the September 2021 VPF Contracts in accordance with his family financial plan, to provide current liquidity and continue to make charitable donations while also allowing him to maintain voting and dividend rights in the stock and units, as well as the ability to participate in future stock price appreciation up to the respective forward cap prices, during the term of the contracts.

Compensation of Immediate Family Members

Michael Isaacman

Michael Isaacman, the half-brother of Mr. J. Isaacman, our Founder, Chief Executive Officer and Chairman of the Board of Directors, and the son of Mr. D. Isaacman, a member of our Board of Directors, has been employed by the Company since July 2019 and currently serves as the Company’s Chief Commercial Officer. Mr. M. Isaacman is not an executive officer of the Company. Prior to joining the Company, Mr. M. Isaacman held a leadership role at Draken International, a global defense firm that operated the largest privately-owned fleet of ex-military tactical aircrafts in the world providing contract air services to the United States and allied nations military and defense industry customers. Mr. M. Isaacman has also spent 20 years in the information technology industry and brings over two decades of leadership in growing revenue, business transformation, M&A integration, global expansion, cultivating organizations and capturing new business across multiple B2B industries.

Pursuant to his role as Chief Commercial Officer of the Company, Mr. M. Isaacman received compensation in an aggregate amount of approximately $1.1 million for the fiscal year ended December 31, 2024. Mr. M. Isaacman’s aggregate compensation consisted of (i) a base salary of $250,000 for the fiscal year ended December 31, 2024; (ii) restricted stock units which vest equally over three years with a grant date fair value of $676,978 for the fiscal year ended December 31, 2024; (iii) a car allowance of $25,650 for the fiscal year ended December 31, 2024; (iv) annual cash incentive compensation pursuant to our annual cash incentive program of $150,000 for the fiscal year ended December 31, 2024; and (v) a 401(k) match of $7,473 for the fiscal year ending December 31, 2024. As described further in “Executive Compensation,” awards under our annual cash incentive program are made based on input from the Chief Executive Officer and the Compensation Committee on performance against a variety of factors, including financial performance against the Metrics. Mr. M. Isaacman participates in the Company’s employee benefit plans and arrangements which are generally made available to other employees at his level, including employee equity incentive and benefit plans, including health, vacation, Section 401(k) retirement savings plans and insurance plans. Mr. M. Isaacman’s compensation was established by and is regularly reviewed by the Company in accordance with our compensation practices applicable to employees with comparable qualifications and responsibilities and holding similar positions.

Brian Lauber

Brian Lauber, the brother of Taylor Lauber, our President and Chief Strategy Officer, has been employed by the Company since April 2021 and currently serves as the Company’s Director Operations & Administration. Mr. B. Lauber is not an executive officer of the Company. Prior to joining the Company, Mr. B. Lauber retired from the U.S. Navy in 2021 at the rank of Commander. He served 21 years as a career F/A-18 pilot and completed combat deployments in several theaters. As Commander, Mr. B. Lauber oversaw and commanded 250 people and approximately $750 million worth of assets. His military career culminated as the Operational Commanding Officer of VFA-105 on the USS Dwight D. Eisenhower (CVN-69).

Pursuant to his role as Director Operations & Administration of the Company, Mr. B. Lauber received compensation in an aggregate amount of $300,515 for the fiscal year ended December 31, 2024. Mr. B. Lauber’s aggregate compensation consisted of (i) a base salary of $190,000 for the fiscal year ended December 31, 2024; (ii) restricted stock units which vest equally over three years with a grant date fair value of $63,708 for the fiscal year ended December 31, 2024; (iii) annual cash incentive compensation pursuant to our annual cash incentive program of $35,000 in relation to fiscal year 2024; (iv) on-call compensation of $346 in the fiscal year ended December 31, 2024; a one time bonus of $10,000 and (v) a 401(k) match of $1,460 for the fiscal year ending December 31, 2024. Mr. Lauber participates in the Company’s employee benefit plans and arrangements which are generally made available to other employees at his level, including employee equity incentive and benefit plans, including vacation, Section 401(k) retirement savings plans and insurance plans. Mr. B. Lauber’s compensation was established by and is regularly reviewed by the Company in accordance with our compensation practices applicable to employees with comparable qualifications and responsibilities and holding similar positions.

Residual Commissions

In June 2022, we entered into a $3.6 million residual commission buyout agreement with Tiffany Caramico, a distribution partner of Shift4 for over fifteen years and a half-sister of Mr. J. Isaacman, our Founder, Chief Executive Officer and Chairman of the Board of Directors, and the daughter of Mr. D. Isaacman, a member of our Board of Directors, to purchase a portion of her residual commission obligations. The agreement consisted of an initial payment of $2.5 million in cash and $0.6 million in shares of the Company’s Class A common stock, and a contingent payment of $0.5 million in cash payable after 12 months, subject to certain conditions related to the performance of the acquired assets. The terms of the agreement were consistent with other similarly situated distribution partners as part of a larger strategic initiative to insource our key distribution partners, including through the acquisition of over a hundred partners’ residual commission obligations. In her role as an independent sales agent, Ms. Caramico receives residual commissions on a comparable basis to similarly situated independent sales agents working with the Company. Since the Company only completed a partial buyout of Ms. Caramico’s portfolio and she continues to refer deals to the Company, Ms. Caramico received residual commissions equal to $440,515.81 for the fiscal year ended December 31, 2024 in relation to such role. Ms. Caramico is not an employee of the Company.

Discretionary Equity Award Program

In November 2021, the Company implemented a one-time discretionary equity award program for non-management employees. Mr. J. Isaacman, our Founder, Chief Executive Officer and Chairman of the Board, agreed to fund 50% of this program through a contribution of shares of his Class C common stock for no consideration. During the year ended December 31, 2024, 99,269 shares of Mr. J. Isaacman’s Class C common stock were contributed to fund the awards that vested. As of December 31, 2024, the expected remaining contribution from Mr. J. Isaacman totaled 468,997 shares of his Class C common stock. Vesting of the awards is subject to the continued employment of non-management employees. No contribution was made to any executive officers, directors, or 5% holders of the Company.

Director and Officer Indemnification and Insurance

We have entered into separate indemnification agreements with each of our directors and executive officers. We have also purchased directors and officers liability insurance.

Limitations on Liability and Indemnification of Officers and Directors

Our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws provide indemnification for our directors and officers to the fullest extent permitted by the Delaware General Corporation Law. We entered into indemnification agreements with each of our directors and executive officers that may, in some cases, be broader than the specific indemnification provisions contained under Delaware law. In addition, as permitted by Delaware law, our Amended and Restated Certificate of Incorporation includes provisions that eliminate the personal liability of our directors for monetary damages resulting from breaches of certain fiduciary duties as a director. The effect of this provision is to restrict our rights and the rights of our stockholders in derivative suits to recover monetary damages against a director for breach of fiduciary duties as a director.

Policies and Procedures for Related Person Transactions

Our Board has adopted a written Related Person Transaction Policy, setting forth the policies and procedures for the review and approval or ratification of related person transactions. Under the policy, our legal department is primarily responsible for developing and implementing processes and procedures to obtain information regarding related persons with respect to potential related person transactions and then determining, based on the facts and circumstances, whether such potential related person transactions do, in fact, constitute related person transactions requiring compliance with the policy. In addition, any potential related person transaction that is proposed to be entered into by the Company must be reported to the General Counsel by both the related person and the person at the Company responsible for such potential related person transaction. If our legal department determines that a transaction or relationship is a related person transaction requiring compliance with the policy, our General Counsel is required to present to the Audit Committee all relevant facts and circumstances relating to the related person transaction. Our Audit Committee must review the relevant facts, whether the transaction is inconsistent with the interest of the Company and its stockholders, and circumstances of each related person transaction, including if the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party and the extent of the related person’s interest in the transaction, take into account the conflicts of interest and corporate opportunity provisions of our Code of Business Conduct and Ethics, and either approve or disapprove the related person transaction. If advance Audit Committee approval of a related person transaction requiring the Audit Committee’s approval is not feasible, then the transaction may be preliminarily entered into by management upon prior approval of the transaction by the chairperson of the Audit Committee subject to ratification of the transaction by the Audit Committee at the Audit Committee’s next regularly scheduled meeting; provided, that if ratification is not forthcoming, management will make all reasonable efforts to cancel or annul the transaction. If a transaction was not initially recognized as a related person transaction, then upon such recognition the transaction will be presented to the Audit Committee for ratification at the Audit Committee’s next regularly scheduled meeting; provided, that if ratification is not forthcoming, management will make all reasonable efforts to cancel or annul the transaction. Our management will update the Audit Committee as to any material changes to any approved or ratified related person transaction and will provide a status report at least annually of all then current related person transactions. No director may participate in approval of a related person transaction for which he or she is a related person.

STOCKHOLDERS’ PROPOSALS

Stockholders who intend to have a proposal considered for inclusion in our proxy materials for presentation at our 2026 Annual Meeting pursuant to Rule 14a-8 under the Exchange Act must submit the proposal to our Secretary at our offices at 3501 Corporate Parkway, Center Valley, Pennsylvania 18034 in writing not later than December 31, 2025.

Stockholders intending to present a proposal at the 2026 Annual Meeting, but not to include the proposal in our proxy statement, or to nominate a person for election as a director, must comply with the requirements set forth in our Amended and Restated Bylaws. Our Amended and Restated Bylaws require, among other things, that our Secretary receive written notice from the stockholder of record of their intent to present such proposal or nomination not earlier than the 120th day and not later than the 90th day prior to the anniversary of the preceding year’s annual meeting. Therefore, we must receive notice of such a proposal or nomination for the 2026 Annual Meeting no earlier than February 13, 2026 and no later than March 15, 2026. The notice must contain the information required by the Amended and Restated Bylaws, a copy of which is available upon request to our Secretary. In the event that the date of the 2026 Annual Meeting is more than 30 days before or more than 60 days after June 13, 2026 then our Secretary must receive such written notice not earlier than the close of business on the 120th day prior to the 2026 Annual Meeting and not later than the 90th day prior to the 2026 Annual Meeting or, if later, the 10th day following the day on which public disclosure of the date of such meeting is first made by us. In addition to satisfying the foregoing requirements under our Amended and Restated Bylaws, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than our nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act by the deadline for submitting director nominations under our Amended and Restated Bylaws, as described above.

We reserve the right to reject, rule out of order or take other appropriate action with respect to any proposal that does not comply with these or other applicable requirements.

OTHER MATTERS

Our Board is not aware of any matter to be presented for action at the Annual Meeting other than the matters referred to above and does not intend to bring any other matters before the Annual Meeting. However, if other matters should come before the Annual Meeting, it is intended that holders of the proxies named on the Company’s proxy card will vote thereon in their discretion.

SOLICITATION OF PROXIES

The accompanying proxy is solicited by and on behalf of our Board, whose Notice of Annual Meeting is attached to this proxy statement, and the entire cost of our solicitation will be borne by us. In addition to the use of mail, proxies may be solicited by personal interview, telephone, e-mail and facsimile by our directors, officers and other employees who will not be specially compensated for these services. We will also request that brokers, nominees, custodians and other fiduciaries forward soliciting materials to the beneficial owners of shares held by the brokers, nominees, custodians and other fiduciaries. We will reimburse these persons for their reasonable expenses in connection with these activities.

Certain information contained in this proxy statement relating to the occupations and security holdings of our directors and officers is based upon information received from the individual directors and officers.

We intend to file a proxy statement and WHITE proxy card with the SEC in connection with the solicitation of proxies for our 2026 Annual Meeting. Stockholders may obtain our proxy statement (and any amendments and supplements thereto) and other documents as and when filed by us with the SEC without charge from the SEC’s website at: www.sec.gov.

SHIFT4’S ANNUAL REPORT ON FORM 10-K

A copy of our 2024 Form 10-K, including financial statements and schedules thereto but not including exhibits, as filed with the SEC, will be sent to any stockholder of record on April 22, 2025 without charge upon written request addressed to:

Shift4 Payments, Inc.

Attention: Secretary

3501 Corporate Parkway

Center Valley, Pennsylvania 18034

A reasonable fee will be charged for copies of exhibits. You also may access this proxy statement and our 2024 Form 10-K at www.proxyvote.com. You also may access our 2024 Form 10-K at investors.shift4.com.

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING ONLINE, WE URGE YOU TO VOTE YOUR SHARES VIA THE TOLL-FREE TELEPHONE NUMBER OR OVER THE INTERNET, AS DESCRIBED IN THIS PROXY STATEMENT. IF YOU RECEIVED A COPY OF THE PROXY CARD BY MAIL, YOU MAY SIGN, DATE AND MAIL THE PROXY CARD IN THE ENCLOSED RETURN ENVELOPE. PROMPTLY VOTING YOUR SHARES WILL ENSURE THE PRESENCE OF A QUORUM AT THE ANNUAL MEETING AND WILL SAVE US THE EXPENSE OF FURTHER SOLICITATION.

By Order of the Board of Directors

Jordan Frankel

Secretary, General Counsel and Executive Vice President, Legal, Risk and Compliance

Center Valley, Pennsylvania

April 30, 2025

APPENDIX A

End-to-end payment volume

End-to-end payment volume is defined as the total dollar amount of payments that we deliver for settlement on behalf of our merchants. Included in end-to-end payment volume are dollars routed via our international payments platform and alternative payment methods, including cryptocurrency and stock donations, plus volume we route to one or more third party merchant acquirers on behalf of strategic enterprise merchant relationships. This volume does not include volume processed through our legacy gateway-only offering.

Gross revenue less network fees, EBITDA and Adjusted EBITDA

We use non-GAAP supplemental measures of our performance which include: gross revenue less network fees, which includes interchange and assessment fees; earnings before interest expense, interest income, income taxes, depreciation, and amortization (“EBITDA”); and Adjusted EBITDA.

Gross revenue less network fees represents a key performance metric that management uses to measure changes in the mix and value derived from our customer base as we continue to execute our strategy to expand our reach to serve larger, complex merchants.

Adjusted EBITDA is the primary financial performance measure used by management to evaluate its business and monitor results of operations. Adjusted EBITDA represents EBITDA further adjusted for certain non-cash and other nonrecurring items that management believes are not indicative of ongoing operations. These adjustments include acquisition, restructuring and integration costs, revaluation of contingent liabilities, unrealized gains or losses on investments in securities, changes in TRA liability, equity-based compensation expense, and foreign exchange and other nonrecurring items. The financial impact of certain elements of these activities is often significant to our overall financial performance and can adversely affect the comparability of our operating results and investors’ ability to analyze the business from period to period.

We use non-GAAP financial measures to supplement financial information presented on a GAAP basis. We believe that excluding certain items from our GAAP results allows management to better understand our consolidated financial performance from period to period and better project our future consolidated financial performance as forecasts are developed at a level of detail different from that used to prepare GAAP-based financial measures. Moreover, we believe these non-GAAP financial measures provide our stakeholders with useful information to help them evaluate our operating results by facilitating an enhanced understanding of our operating performance and enabling them to make more meaningful period to period comparisons. There are limitations to the use of the non-GAAP financial measures presented in this proxy statement. Our non-GAAP financial measures may not be comparable to similarly titled measures of other companies. Other companies, including companies in our industry, may calculate non-GAAP financial measures differently than we do, limiting the usefulness of those measures for comparative purposes.

The non-GAAP financial measures are not meant to be considered as indicators of performance in isolation from, or as a substitute for, financial information prepared in accordance with GAAP, and should be read only in conjunction with financial information presented on a GAAP basis. Reconciliations of gross revenue less network fees, EBITDA and Adjusted EBITDA to its most directly comparable GAAP financial measure are presented below. We encourage you to review the reconciliations in conjunction with the presentation of the non-GAAP financial measures for each of the periods presented. In future periods, we may exclude such items and may incur income and expenses similar to these excluded items.

Gross revenue less network fees:

	Year Ended December 31,
(in millions)	2024	2023
Gross revenue	$3,330.6	$2,564.8
Less: Network fees	(1,976.2)	(1,624.4)
Less: Other costs of sales (exclusive of depreciation of equipment under lease)	(381.3)	(252.6)

	973.1	687.8
Less: Depreciation of equipment under lease	(54.4)	(35.3)

Gross profit (a)	$918.7	$652.5

Gross profit (a)	$918.7	$652.5
Add back: Other costs of sales	381.3	252.6
Add back: Depreciation of equipment under lease	54.4	35.3

Gross revenue less network fees	$1,354.4	$940.4

(a)

The determination of gross profit is inclusive of depreciation of equipment under lease that is included in Depreciation and amortization expense in the Consolidated Statements of Operations included in our 2024 Form 10-K for the fiscal year ended December 31, 2024, filed with the Securities and Exchange Commission (the “SEC”) on February 19, 2025 (the “2024 Form 10-K”). The table reflects the determination of gross profit for all periods presented. Although gross profit is not presented on the Consolidated Statements of Operations included in our 2024 Form 10-K, it represents the most comparable metric calculated under U.S. GAAP to non-GAAP gross revenues less network fees.

EBITDA and Adjusted EBITDA:

	Year Ended December 31,
(in millions)	2024	2023
Net income	$294.5	$122.9
Interest expense	61.8	32.1
Interest income	(33.7)	(31.9)
Income tax benefit	(296.1)	(3.4)
Depreciation and amortization	296.6	214.6

EBITDA	323.1	334.3
Acquisition, restructuring and integration costs (a)	38.8	28.3
Revaluation of contingent liabilities (b)	4.0	23.1
Impairment of intangible assets	—	18.6
Gain on investments in securities (c)	(66.7)	(12.2)
Change in TRA liability (d)	289.0	3.4
Equity-based compensation (e)	67.9	59.1
Foreign exchange and other nonrecurring items (f)	21.3	5.3

Adjusted EBITDA	$677.4	$459.9

(a)

For the year ended December 31, 2024, primarily consisted of $19.7 million of acquisition-related costs and $18.6 million of restructuring costs. For the year ended December 31, 2023, primarily consisted of $23.2 million of acquisition-related costs and $4.6 million of restructuring costs.

(b)	Consisted of fair value adjustments to contingent liabilities arising from acquisitions.

(c)	See Note 12 to our audited consolidated financial statements included in the 2024 Form 10-K for more information on the investments in non-marketable securities.
(d)	See Note 13 to our audited consolidated financial statements included in the 2024 Form 10-K for more information on the TRA.
(e)

Consisted of equity-based compensation expense for RSUs, including employer taxes for vested RSUs. See Note 19 to our audited consolidated financial statements included in the 2024 Form 10-K for more information on equity-based compensation. We exclude noncash equity-based compensation charges and additional Federal Insurance Contribution Act (“FICA”) and related payroll tax expense incurred when employees vest in restricted stock awards. Although noncash equity-based compensation and the additional FICA and related payroll tax expenses are necessary to attract and retain employees, we place our primary emphasis on stockholder dilution as compared to the accounting charges related to such equity-based compensation plans.

(f)

For the year ended December 31, 2024, primarily consisted of $9.7 million of other non-routine selling, general, and administrative expenses, $7.8 million of expenses related to the upgrade of our internal IT systems, and $5.2 million of legal and professional expenses for non-routine matters, partially offset by $1.4 million of unrealized foreign exchange gains. For the year ended December 31, 2023, primarily consisted of $4.0 million of unrealized foreign exchange losses and $1.9 million of legal and professional expenses for non-routine matters.

SHIFT4 PAYMENTS, INC.

3501 CORPORATE PARKWAY

CENTER VALLEY, PENNSYLVANIA 18034

VOTE BY INTERNET

Before the Meeting - Go to www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on June 12, 2025. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During the Meeting - Go to www.virtualshareholdermeeting.com/FOUR2025

You may attend the meeting via the Internet and vote during the meeting. We recommend, however, that you vote before the meeting even if you plan to participate in the meeting, since you can change your vote during the meeting by voting when the polls are open. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Before the Meeting - Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on June 12, 2025. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Before the Meeting - Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V73974-P33197         KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

SHIFT4 PAYMENTS, INC.			For	Withhold	For All	To withhold authority to vote for any individual
The Board of Directors recommends you vote FOR the election of all of the Class II director nominees listed in the following proposal:			All	All	Except	nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

1.	Election of Class II Directors		☐	☐	☐
Nominees:

	01)	Christopher N. Cruz

	02)	Seth Dallaire

	03)	Sarah Grover

The Board of Directors recommends you vote FOR the following proposal:							For	Against	Abstain

2.	Ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2025.						☐	☐	☐

The Board of Directors recommends you vote FOR the following proposal:							For	Against	Abstain

3.	Approval, on an advisory (non-binding) basis, of the compensation of the Company’s named executive officers.						☐	☐	☐

NOTE: Such other business as may properly come before the Annual Meeting or any continuation, adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

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V73975-P33197

SHIFT4 PAYMENTS, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

SHIFT4 PAYMENTS, INC.

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 13, 2025

The undersigned stockholder(s) of Shift4 Payments, Inc. hereby appoint(s) Nancy Disman and Jordan Frankel, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse of this proxy card, all of the shares of Class A common stock, Class B common stock, and/or Class C common stock of Shift4 Payments, Inc. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 12:00 p.m. Eastern Time on June 13, 2025, via a live webcast at www.virtualshareholdermeeting.com/FOUR2025, and any adjournment, continuation or postponement thereof. Such proxies are authorized to vote in their discretion (x) for the election of any person to the Board of Directors if any nominee named herein becomes unable to serve or for good cause will not serve, (y) on any matter that the Board of Directors did not know would be presented at the Annual Meeting of Stockholders by a reasonable time before the proxy solicitation was made, and (z) on such other business as may properly be brought before the meeting or any adjournment, continuation or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder(s). If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side